UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UNISOURCE ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

One South Church Avenue
Tucson, Arizona 85701
March 21, 2011

Paul J. Bonavia
Chairman of the Board	(520) 571-4000
Dear Shareholders:
You are cordially invited to attend the UniSource Energy Corporation 2011 Annual Shareholders’ Meeting (the “Meeting”) to be held on Friday, May 6, 2011, at the U of A Tech Park, 9070 South Rita Road, Building 9052, Tucson, Arizona. The Meeting will begin promptly at 10:00 a.m., Mountain Standard Time, so please plan to arrive earlier. No admission tickets will be required for attendance at the Meeting.
Directors and executive officers will be available before and after the Meeting to speak with you. During the Meeting, we will answer your questions regarding our business affairs, and we will consider the matters explained in the enclosed Proxy Statement.
We have enclosed a proxy card that lists all matters that require your vote. Please complete, sign, date and mail the proxy card as soon as possible, whether or not you plan to attend the Meeting. You may also vote by telephone or the Internet, as explained on the enclosed proxy card. If you attend the Meeting and wish to vote your shares personally, you may revoke your proxy at that time.
Please note that, pursuant to the New York Stock Exchange rules, brokers are not permitted to vote your shares on the election of directors or the proposals relating to executive compensation if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.
Your interest in and continued support of UniSource Energy Corporation are much appreciated.
Sincerely,
UNISOURCE ENERGY CORPORATION
Paul J. Bonavia
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING
To the Holders of Common Stock of
UniSource Energy Corporation:
We will hold the 2011 Annual Shareholders’ Meeting of UniSource Energy Corporation at U of A Tech Park, 9070 South Rita Road, Building 9052, Tucson, Arizona, on Friday, May 6, 2011, at 10:00 a.m., Mountain Standard Time (“MST”). The purpose of the Meeting is to:
1.	elect 12 directors to UniSource Energy Corporation’s Board of Directors for the ensuing year;

2.	ratify the selection of the Independent Registered Public Accounting Firm for 2011;

3.	approve the UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan;

4.	hold advisory vote on executive compensation;

5.	hold advisory vote on frequency of advisory vote on executive compensation; and

6.	consider any other matters which properly come before the Meeting.
Only shareholders of record at the close of business on March 14, 2011, are entitled to vote at the Meeting.
We have enclosed with this notice: (i) UniSource Energy Corporation’s 2010 annual report on Form 10-K; (ii) the Proxy Statement; (iii) the Chairman’s letter to shareholders; and (iv) a stock performance chart. Proxy soliciting material is first being made available in electronic form on or about March 25, 2011. Your proxy is being solicited by UniSource Energy Corporation’s Board of Directors.
Please complete, sign, date and mail the enclosed proxy card as soon as possible, or vote by telephone or the Internet, as explained on the enclosed proxy card.
Linda H. Kennedy
Corporate Secretary
Dated: March 21, 2011
YOUR VOTE IS IMPORTANT
EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD BY MAIL, OR TO VOTE BY TELEPHONE OR THE INTERNET, AS EXPLAINED ON THE ENCLOSED PROXY CARD. IF THE MAIL OPTION IS SELECTED, USE THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PROHIBIT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

UNISOURCE ENERGY CORPORATION
One South Church Avenue
Tucson, Arizona 85701
ANNUAL SHAREHOLDERS’ MEETING
PROXY STATEMENT
ANNUAL MEETING:
May 6, 2011
10:00 a.m., MST
U of A Tech Park
Building 9052
9070 South Rita Road
Tucson, AZ 85747
RECORD DATE:
The record date is March 14, 2011 (“Record Date”). If you were a shareholder of record at the close of business on the Record Date, you may vote at the 2011 Annual Shareholders’ Meeting (“Meeting”) of UniSource Energy Corporation (“UniSource Energy,” as well as references to the “Company,” “we,” “our” and “us”). At the close of business on the Record Date, UniSource Energy had 36,680,398 shares of common stock outstanding.
AGENDA:

1.	Proposal One:	Elect 12 directors to UniSource Energy’s Board of Directors (“Board”) for the ensuing year.

2.	Proposal Two:	Ratify the selection of the Independent Registered Public Accounting Firm for 2011.

3.	Proposal Three:	Approval of the UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan.

4.	Proposal Four:	Advisory vote on executive compensation.

5.	Proposal Five:	Advisory vote on frequency of advisory vote on executive compensation.
We will also consider any other matters which properly come before the Meeting and any adjournments.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:
Representatives of PricewaterhouseCoopers, LLP, are expected to be present at the Meeting with the opportunity to make a statement and respond to appropriate questions from our shareholders.
PROXIES:
In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), UniSource Energy is furnishing proxy materials to its shareholders on the Internet. The Notice of Internet Availability of Proxy Materials you received by mail will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you would like to receive a printed copy of the Company’s proxy materials, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about March 25, 2011. The proxy statement and the form of proxy relating to the Meeting are first being made available to shareholders on or about March 25, 2011.

PROXIES SOLICITED BY:
The Board.
REVOKING YOUR PROXY:
You may revoke your proxy before it is voted at the Meeting. To revoke, follow the procedures listed on page 4 under “Voting Procedures/Revoking Your Proxy.”
COMMENTS:
Your comments about any aspects of UniSource Energy’s business are welcome. You may use the space provided on the proxy card for this purpose, if desired. Although we may not respond on an individual basis, your comments help the Company to measure your satisfaction, and UniSource Energy may benefit from your suggestions.
PLEASE VOTE — YOUR VOTE IS IMPORTANT
Prompt return of your proxy will help reduce the costs of re-solicitation.

*	UniSource Energy expects to vote on these items at the Meeting.

VOTING PROCEDURES/REVOKING YOUR PROXY
You can vote by telephone, the Internet, mail or in person.
You may vote in person or by a validly designated proxy, or, if you or your proxy will not be attending the Meeting, you may vote in one of three ways:
1.	Vote by Internet. The website address for Internet voting is on your Notice of Internet Availability of Proxy Materials. Internet voting is available 24 hours a day;

2.	Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day; or

3.
Vote by mail. If you have requested and received a copy of UniSource Energy’s proxy materials, mark, date, sign and mail promptly a proxy card. A postage-paid envelope will be provided for mailing in the United States.

If you vote by telephone or Internet, DO NOT mail a proxy card.
Under Arizona law, a majority of the shares entitled to vote on any single matter that may be brought before the Meeting will constitute a quorum. Business may be conducted once a quorum is represented at the Meeting. If a quorum exists, action on a matter other than the election of directors will be deemed approved if the votes cast in favor of the matter exceed the votes cast against the matter.
If you hold shares through an account with a bank or broker, the bank or broker may vote your shares on some matters considered routine, even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares on routine matters when their customers do not provide voting instructions. However, on other matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that under the New York Stock Exchange rules an uncontested election of directors and matters concerning executive compensation are not considered routine matters. This means that brokers are not permitted to vote your shares on the election of directors or the proposals relating to executive compensation if you have not given your broker specific instructions on how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.
Directors are elected by a plurality of votes.
Directors are elected by a plurality of the votes cast by the shares entitled to vote if a quorum is present. A plurality means receiving the largest number of votes, regardless of whether that is a majority. Withheld votes and broker non-votes will be counted as being represented at the Meeting for quorum purposes but will not have an effect on the vote.
You may cumulate your votes for directors.
In the election of directors, each shareholder has the right to cumulate his votes by casting a total number of votes equal to the number of his shares of common stock multiplied by the number of directors to be elected. He may cast all of such votes for one nominee or distribute such votes among two or more nominees. For any other matter that may properly come before the Meeting, each share of common stock will be entitled to one vote.

You can revoke your proxy after sending it in by following these procedures.
Any shareholder giving a proxy has a right to revoke that proxy by giving notice to UniSource Energy in writing directed to the Corporate Secretary, UniSource Energy Corporation, One South Church Avenue, Suite 1820, Tucson, Arizona 85701, or in person at the Meeting at any time before the proxy is exercised. Those who fail to return a proxy or fail to attend the Meeting will not count towards determining any required plurality, majority or quorum.
The shares represented by an executed proxy will be voted for the election of directors or withheld in accordance with the specifications in the proxy. If no specification is made in an executed proxy, the proxy will be voted in favor of the nominees as set forth herein.
Proxy Solicitation
The Company will bear the entire cost of the solicitation of proxies. Solicitations will be made primarily by mail. In addition, the Company may make additional solicitation of brokers, banks, nominees and institutional investors pursuant to a special engagement of Mellon Investor Services, LLC, at a cost of approximately $11,000, plus reasonable out-of-pocket expenses. Solicitations may also be made by telephone, facsimile or personal interview, if necessary, to obtain reasonable representation of shareholders at the Meeting. UniSource Energy’s employees may solicit proxies but they will not receive additional compensation for such services. UniSource Energy will request brokers or other persons holding shares in their names, or in the names of their nominees, to forward proxy materials to the beneficial owners of such shares or request authority for the execution of the proxies. The Company will reimburse brokers and other persons for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of UniSource Energy’s shares.

UNISOURCE ENERGY SHARE OWNERSHIP
Security Ownership of Management
The following table sets forth the number and percentage of shares of UniSource Energy common stock beneficially owned as of March 1, 2011, and the nature of such ownership by each of the Company’s directors, Chief Executive Officer (“CEO” or “Mr. Bonavia”), Chief Financial Officer (“CFO”), and the three other most highly compensated executive officers (together with the CEO and CFO, the “Named Executives”) as of March 1, 2011, and all directors and executive officers as a group. Ownership includes direct and indirect (beneficial) ownership, as defined by the SEC rules.

	Amount and Nature of Beneficial Ownership(1)					Other(2)
			Shares Subject
Name and		Shares	to Options				Deferred Shares
Title of	Directly	Purchased	Exercisable	Total		Restricted	Under Deferred
Beneficial	Owned	Under the	Within 60	Beneficial	Percent of	Stock Units	Compensation
Owner	Shares	401(k) Plan	Days	Ownership	Class	(3)	Plan	Total
Paul J. Bonavia	13,500	0	39,960	53,460	*	0	337	53,797
Chairman, President and Chief Executive Officer
Lawrence J. Aldrich	3,912	0	0	3,912	*	9,126	0	13,038
Director
Barbara M. Baumann	2,000	0	0	2,000	*	7,506	12,519	22,025
Director
Larry W. Bickle	12,384	0	4,358	16,742	*	8,112	0	24,854
Director
Harold W. Burlingame	7,875	0	4,358	12,233	*	10,455	0	22,688
Director (4)
Robert A. Elliott	2,872	0	1,196	4,068	*	7,928	0	11,996
Director
Daniel W. L. Fessler	2,511	0	2,358	4,869	*	13,051	0	17,920
Director
Louise L. Francesconi	3,000	0	0	3,000	*	3,256	0	6,256
Director
Warren Y. Jobe	7,671	0	0	7,671	*	10,050	0	17,721
Director
Ramiro G. Peru	4,000	0	0	4,000	*	4,988	0	8,988
Director
Gregory A. Pivirotto	8,500	0	0	8,500	*	4,988	0	13,488
Director
Joaquin Ruiz	300	0	0	300	*	7,507	0	7,807
Director
Kevin P. Larson	52,253	2,848	119,533	174,634	*	0	1,700	176,334
Senior Vice President, Chief Financial Officer and Treasurer
Raymond S. Heyman	18,432	5,965	94,533	118,930	*	0	94	119,024
Senior Vice President and General Counsel
Michael J. DeConcini	23,041	5,993	136,917	165,951	*	29,750	1,333	197,034
Senior Vice President, Operations
Karen G. Kissinger	49,021	0	74,610	123,631	*	0	2,169	125,800
Vice President, Controller and Chief Compliance Officer
All directors and	237,383	49,379	656,438	943,200	2.7%	116,717	21,411	1,081,328
executive officers (including the Named Executives) as a group

*	Represents less than 1% of the outstanding common stock of UniSource Energy.
(1)	Amounts include the following:
•
Any shares held in the name of the spouse, minor children or other relatives sharing the home of the director or executive officer. Except as otherwise indicated below, the directors and executive officers have sole voting and investment power over the shares shown. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.

•	Shares subject to options exercisable within 60 days, based on information from E*Trade, UniSource Energy’s stock option plan administrator.

•	Equivalent share amounts allocated to the individuals’ 401(k) Plan, which has a UniSource Energy Stock Fund investment option.
(2)
While amounts in the “Other” column do not represent a right of the holder to receive stock within 60 days, those interests are also disclosed because management believes they accomplish similar objectives in that they also 1) encourage directors and executive officers to have a stake in the Company, and 2) align interests of directors and executive officers with those of shareholders. Under UniSource Energy’s non-employee director compensation program, non-employee directors receive an annual grant of restricted stock units that have an underlying value equal to one share of UniSource Energy common stock. The value of the restricted stock units fluctuates based on changes in the Company’s stock price. All restricted stock unit grants to directors vest at the earlier of the next annual meeting following the grant date or the first anniversary of grant. The vested restricted stock units are distributed in actual shares of Company stock in January following termination of Board service. Similarly, the value of deferred stock units fluctuates based on changes in the Company’s stock price. Under the terms of the deferred compensation plan, distributions of deferred shares will be made in cash, unless the participant elects to receive the deferred shares in Company stock on dates selected by the director or the executive officer following termination of service. In UniSource Energy’s view, restricted stock units and deferred stock units are tantamount to actual stock ownership as the non-employee director and executive officer (in the case of deferred stock units) bear the risk of ownership during the restricted and deferral periods.

(3)	As of December 31, 2010, each of the outside directors held an additional 1,420 unvested share units, which are not included in these amounts.
(4)	The amount of shares directly owned by Mr. Burlingame includes 2,645 shares pledged as security.

Security Ownership of Certain Beneficial Owners
As of March 14, 2011, based on information reported in filings made by the following persons with the SEC or information otherwise known to UniSource Energy, the following persons were known or reasonably believed to be, as more fully described below, the beneficial owners of more than 5% of UniSource Energy common stock:

		Amount and
	Name and Address	Nature of		Percent
Title of Class	of Beneficial Owner	Beneficial Ownership		of Class
Common	Black Rock, Inc.	4,643,365	(1)	12.8%
	40 East 52nd Street
	New York, NY 10022
Common	Wellington Management Co., LLP	2,624,166	(2)	7.2%
	280 Congress Street
	Boston, MA 02210
Common	Vanguard Group, Inc.	2,115,787	(3)	5.8%
	100 Vanguard Blvd.
	Malvern, PA 19355
Common	LSV Asset Management	1,937,671	(4)	5.3%
	155 N. Wacker Drive, Suite 4600
	Chicago, IL 60606
Common	T. Rowe Price Associates, Inc.	1,877,167	(5)	5.1%
	100 E. Pratt Street
	Baltimore, MD 21202

(1)
In a statement (Schedule 13G) filed with the SEC on January 10, 2011, Black Rock, Inc. indicated that it has sole voting and sole dispositive power over 4,643,365 shares of UniSource Energy common stock.

(2)
In a statement (Schedule 13G) filed with the SEC on February 14, 2011, Wellington Management Co., LLP, indicated it has shared voting power over 1,969,916 shares and shared dispositive power over 2,624,166 shares of UniSource Energy common stock.

(3)
In a statement (Schedule 13G) filed with the SEC on February 10, 2011, Vanguard Group, Inc. (“Vanguard”), indicated it has sole voting power over 56,947 shares, sole dispositive power over 2,058,840 shares and shared dispositive power over 56,947 shares of UniSource Energy common stock.

(4)
In a statement (Schedule 13G) filed with the SEC on February 9, 2011, LSV Asset Management indicated it has sole voting and sole dispositive power over 1,937,671 shares of UniSource Energy common stock.

(5)
In a statement (Schedule 13G) filed with the SEC on February 10, 2011, T. Rowe Price Associates, Inc. (“Price Associates”), indicated it has sole voting power over 122,517 shares and sole dispositive power over 1,877,167 shares of UniSource Energy common stock. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the SEC require the Company’s executive officers, directors and persons who beneficially own more than 10% of UniSource Energy common stock, as well as certain affiliates of those persons, to file initial reports of ownership and transaction reports covering any changes in ownership with the SEC and the New York Stock Exchange (“NYSE”). SEC regulations require these persons to furnish the Company with copies of all reports they file pursuant to Section 16(a).
Based solely upon a review of the copies of the reports received by UniSource Energy and on written representations of its directors and executive officers, the Company believes that during fiscal year 2010, all filing requirements applicable to executive officers and directors were complied with in a timely manner except as described below.
A Form 4 reporting the purchase of shares of stock on March 2, 2010 by Mr. Bonavia, the Company’s CEO, was filed late.
PROPOSAL ONE: ELECTION OF DIRECTORS
General Information
At the Meeting, UniSource Energy’s shareholders of record will elect 12 directors to serve on the Board for the ensuing year and until their successors are elected and qualified. The shares represented by executed proxies in the form provided, unless withheld, will be voted for the 12 nominees listed below or, in the discretion of the persons acting as proxies, will be voted cumulatively for one or more of such nominees. All of the current nominees are present members of the Board. All of the nominees have consented to serve if elected. If any nominee becomes unavailable to serve for any reason, or a vacancy should occur before the election, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees.
BOARD NOMINEES
Directors — UniSource Energy

		Board	Director
Name	Age	Committee*	Since
Paul J. Bonavia	59	None	2009
Lawrence J. Aldrich	58	2,3,5	2000
Barbara M. Baumann	55	1,2,4	2005
Larry W. Bickle	65	3,4,5	1998
Harold W. Burlingame	70	2,3,5	1998
Robert A. Elliott	55	1,2,3,4,5	2003
Daniel W.L. Fessler	69	1,3,5	2005
Louise L. Francesconi	58	1,2,4	2008
Warren Y. Jobe	70	1,2,4	2001
Ramiro G. Peru	55	1,2,4	2008
Gregory A. Pivirotto	58	1,3,4	2008
Joaquin Ruiz	58	2,3,5	2005

*	Board Committees:
(1) Audit
(2) Compensation
(3) Corporate Governance and Nominating
(4) Finance
(5) Environmental, Safety and Security

Paul J. Bonavia
Mr. Bonavia became Chairman, President and Chief Executive Officer of UniSource Energy and TEP in January 2009. Prior to joining UniSource Energy and TEP, Mr. Bonavia served as President of the Utilities Group of Xcel Energy. Mr. Bonavia previously served as President of Xcel Energy’s Commercial Enterprises business unit and President of Xcel Energy’s Energy Markets unit.

Mr. Bonavia’s extensive experience in both the electric and gas utility businesses and his position as Chief Executive Officer of the Company provide him with intimate knowledge of the Company’s operations and contribute to the diverse knowledge, skills and qualifications of the Board.

Lawrence J. Aldrich
President and Chief Executive Officer of University Physicians Healthcare from 2009-2010. President of Aldrich Capital Company since January 2007; Chief Operating Officer of The Critical Path Institute from 2005-2007; General Partner of Valley Ventures, LP from September 2002 to December 2005; Managing Director and Founder of Tucson Ventures, LLC, from February 2000 to September 2002.

Mr. Aldrich’s extensive experience in the areas of accounting, public relations/advertising, finance, legal, human resources, marketing, engineering, operations, audit, government/regulatory, banking, information technology and insurance/health care, and his significant community involvement in Arizona and Tucson contribute to the diverse knowledge, skills and qualifications of the Board.

Barbara M. Baumann
President and Owner of Cross Creek Energy Corporation since 2003; Executive Vice President of Associated Energy Managers, LLC from 2000 to 2003; former Vice President of Amoco Production Company; Director of SM Energy Company since 2002; member of the Board of Trustees of the Putnam Mutual Funds since 2010.

Ms. Baumann’s extensive experience in the areas of accounting, finance, legal, human resources, engineering, operations, audit, government/regulatory, corporate tax, information technology, insurance/healthcare and gas operations contributes to the diverse knowledge, skills and qualifications of the Board.

Larry W. Bickle
Director of SM Energy Company since 1994; Retired private equity investor; Managing Director of Haddington Ventures, LLC from 1997 to 2007. Non-executive Chairman of Quantum Natural Gas Strategies, LLC since 2008.

Mr. Bickle’s extensive experience in the areas of accounting, finance, legal, human resources, marketing, engineering, operations, audit, government/regulatory, information technology and gas operations contributes to the diverse knowledge, skills and qualifications of the Board.

Harold W. Burlingame
Executive Vice President of AT&T from 1986-2001; Senior Executive Advisor for ATT Wireless from 2001-2005; Chairman of ORC Worldwide from 2004-2010; President of IRC Foundation since December 2010; Director of Cornerstone On Demand since 2006.

Mr. Burlingame’s extensive experience in the areas of public relations/advertising, finance, human resources/benefits, marketing, operations, government/regulatory, information technology and insurance/health care contributes to the diverse knowledge, skills and qualifications of the Board.

Robert A. Elliott
President and owner of The Elliott Accounting Group since 1983; Director and Corporate Secretary of Southern Arizona Community Bank from 1998-2010; Television Analyst/Pre-game Show Co-host for Fox Sports Arizona from 1998-2009; Chairman of the Board of Tucson Metropolitan Chamber of Commerce from 2002 to 2003; Chairman of the Board of Tucson Urban League from 2003 to 2004; Chairman of the Board of the Tucson Airport Authority from January 2006 to January 2007; Director of AAA since 2007; President and Chairman of the Board of the NBA Retired Players Association since 2011; and Director of the University of Arizona Foundation.

Mr. Elliott’s extensive experience in the areas of accounting, audit, banking and corporate tax, and his significant community involvement in Arizona and Tucson contribute to the diverse knowledge, skills and qualifications of the Board.

Daniel W.L. Fessler
President of the California Public Utility Commission from 1991-1996; Professor Emeritus of the University of California since 1994; Of counsel for the law firm of Holland & Knight from 2003-2007; Partner in the law firm of LeBoeuf, Lamb, Greene & MacRae LLP from 1997 to 2003; previously served on the UniSource Energy and TEP boards of directors from 1998 to 2003; Managing Principal of Clear Energy Solutions, LLC since December 2004.

Mr. Fessler’s extensive experience as a former member of the California Public Utility Commission and in the areas of public relations/advertising, legal, marketing and government/regulatory contribute to the diverse knowledge, skills and qualifications of the Board.

Louise L. Francesconi
President of Raytheon Missile Systems from 1997 to 2008; Director of Stryker Corporation since July 2006; Chairman of the Board of Trustees for TMC Healthcare; Director of Global Solar Energy, Inc. since 2008.

Ms. Francesconi’s extensive experience in the areas of accounting, public relations/advertising, finance, legal, human resources/benefits, marketing, engineering, operations, audit, government/regulatory, information technology and insurance/healthcare, and her significant community involvement in Arizona and Tucson contribute to the diverse knowledge, skills and qualifications of the Board.

Warren Y. Jobe
Certified Public Accountant (licensed, but not practicing); Senior Vice President of Southern Company from 1998 to 2001; Executive Vice President and Chief Financial Officer of Georgia Power Company from 1987-1998; Director of WellPoint Health Networks, Inc. from 2003 to December 2004; Director of WellPoint, Inc. since December 2004; Trustee of RidgeWorth Funds since 2004; Director of Home Banc Corp. from 2005-2009.

Mr. Jobe’s extensive experience as a utility company executive and in the areas of accounting, finance, audit, government/regulatory, corporate tax, insurance/health care and information technology contribute to the diverse knowledge, skills and qualifications of the Board.

Ramiro G. Peru
Executive Vice President and Chief Financial Officer of Swift Corporation from June 2007 to December 2007; Executive Vice President and Chief Financial Officer of Phelps Dodge Corporation from October 2004 to March 2007; Senior Vice President and Chief Financial Officer of Phelps Dodge Corporation from May 1999 to September 2004; Director of WellPoint Health Networks, Inc. from 2003 to December 2004; Director of WellPoint, Inc. since December 2004; Director of Southern Peru Copper Corporation from 2002 to 2004.

Mr. Peru’s extensive experience in the areas of accounting, corporate communications, finance, legal, human resources/benefits, audit, government/ regulatory, corporate tax, information technology, insurance/health care and environmental contributes to the diverse knowledge, skills and qualifications of the Board.

Gregory A. Pivirotto
President and Chief Executive Officer and Director of University Medical Center Corporation from 1994-2010; Certified Public Accountant since 1978; Director of Arizona Hospital & Healthcare Association from 1997 to 2005. Director of Tucson Airport Authority since 2008; Member of the Advisory Board of Harris Bank since 2010.

Mr. Pivirotto’s extensive experience in the areas of accounting, public relations/advertising, finance, legal, human resources/benefits; marketing, operations, audit, government/regulatory, banking, corporate tax, information technology and insurance/healthcare, and his significant community involvement in Arizona and Tucson contribute to the diverse knowledge, skills and qualifications of the Board.

Joaquin Ruiz
Professor of Geosciences, University of Arizona since 1983; Dean, College of Science, University of Arizona since 2000; Executive Dean of the University of Arizona College of Letters, Arts and Science since 2009.

Mr. Ruiz’s extensive experience in the areas of public relations/advertising, human resources/benefits, operations, government/regulatory, information technology, renewable energy and environmental, and his significant community involvement in Arizona and Tucson contribute to the diverse knowledge, skills and qualifications of the Board.

The Board recommends that you vote “FOR” these nominees.
PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers, LLP (“PwC”) as the Company’s Independent Registered Public Accounting Firm for the fiscal year 2011, and the Board is asking the shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s Independent Registered Public Accounting Firm, the Board considers the selection of the Independent Registered Public Accounting Firm to be an important matter of shareholder concern and, as a matter of good corporate practice, is therefore submitting the selection of PwC for ratification by shareholders.
Under Arizona law, if a quorum of shareholders is present at the Meeting, the ratification of the selection of PwC as Independent Registered Public Accounting Firm for 2011 will require that the votes cast in favor of its ratification exceed the votes cast against its ratification. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Meeting but are not counted and have no effect on the results of the vote for Independent Registered Public Accounting Firm.
The Board recommends that you vote “FOR” the ratification of the selection of the
Independent Registered Public Accounting Firm.

PROPOSAL THREE: APPROVAL OF UNISOURCE ENERGY CORPORATION
2011 OMNIBUS STOCK AND INCENTIVE PLAN
General
Subject to shareholder approval, on March 17, 2011 (the “Effective Date”), the Board, upon the recommendation of the Compensation Committee, adopted the UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan (the “2011 Omnibus Plan”). The Board believes that the 2011 Omnibus Plan will promote the growth and prosperity of the Company by giving participants an interest in the Company and by encouraging those individuals to continue their services with the Company or its subsidiaries.
The 2011 Omnibus Plan is designed to supersede and replace the UniSource Energy Corporation 2006 Omnibus Stock and Incentive Plan (the “2006 Omnibus Plan”) and all other prior equity compensation plans or programs maintained by the Company (collectively the “Prior Plans”), provided that the Prior Plans shall remain in effect until all stock options and other awards granted pursuant to the Prior Plans have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such awards. No awards will be granted under any Prior Plans after the Effective Date.
The 2011 Omnibus Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock unit, stock grant, stock unit, dividend equivalent, performance unit, performance share and performance cash awards. The 2011 Omnibus Plan also provides the framework pursuant to which the Company may grant awards that are intended to qualify for the “performance-based compensation” exception to the $1,000,000 limitation on the deduction of compensation imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
In preparing the 2011 Omnibus Plan, the Company has taken into consideration current “best practices” with respect to equity-based and incentive compensation plans. The following features of the 2011 Omnibus Plan are consistent with these “best practices”:
•	Limitation on Repricing. The 2011 Omnibus Plan prohibits the direct and indirect repricing of previously granted options and SARs without prior shareholder approval.

•
No Discounted Options or SARs. The 2011 Omnibus Plan includes an express requirement that all options and SARs be issued with an exercise price that is not less than the fair market value of a share of Company stock on the grant date.

•
No Payment of Dividends or Dividend Equivalents for Awards that Vest Based on Performance Goals until Performance Goals are Achieved. The 2011 Omnibus Plan precludes the payment of dividends or dividend equivalents for any restricted stock or restricted stock unit award that vests based on the attainment of performance goals or for any performance unit or performance share award until the participant attains the applicable performance goals.

•
Minimum Vesting Schedule for Full Value Awards. The 2011 Omnibus Plan imposes a minimum vesting schedule on all full value awards such as restricted stock, restricted stock units, performance units and performance shares, other than stock grants and stock units. Restricted stock and restricted stock unit awards that are subject to time-based vesting must have a vesting period of at least three years, while those that are subject to performance-based vesting must have a vesting period of at least one year. Performance units and performance share awards are subject to a minimum vesting period of at least one year except, at the Compensation Committee’s discretion, in the event employment is terminated due to death, disability, retirement or change in control. Full value awards may vest in increments during the applicable three-year or one-year vesting period. There are limited exceptions to the minimum vesting periods for restricted stock and restricted stock unit awards described in Section 8.2 of the 2011 Omnibus Plan, which is attached to this Proxy Statement as Appendix A.

•
Minimum Vesting Schedule for Options and SARs. The 2011 Omnibus Plan imposes a new minimum vesting schedule on options and SARs. No option or SAR award may fully vest and become exercisable prior to the third anniversary of the date of grant, except (in the Compensation Committee’s discretion) in the case of death, disability or change in control or in the case of any replacement awards. Options and SARs may vest in increments at the end of each year of the three-year vesting period.

•
Double Trigger Change in Control Vesting. The 2011 Omnibus Plan provides for vesting of equity awards in the event of a change in control only if a participant also incurs a qualifying termination of employment during a 24-month protection period following the change in control.

•
Forfeiture and Recapture of Awards. The award agreement for any award granted pursuant to the 2011 Omnibus Plan may provide for the forfeiture and recapture of all or any portion of the award in the event of certain accounting restatements.

A summary of the material terms of the 2011 Omnibus Plan is set forth below. The summary is qualified by reference to the full text of the 2011 Omnibus Plan, which is attached to this Proxy Statement as Appendix A.
Summary of Plan Features
Purpose. As mentioned above, the Board believes that the 2011 Omnibus Plan will promote the growth and prosperity of the Company by giving participants an interest in the Company and by encouraging those individuals to continue their services with the Company or its subsidiaries.
Administration. The 2011 Omnibus Plan will be administered by the Compensation Committee. The Compensation Committee shall consist of not less than two directors who are “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Exchange Act”); “outside directors” as defined in Section 162(m) of the Code and the regulations issued thereunder; and “independent directors” as described in the NYSE’s Listed Company Manual. Unless it decides to delegate some or all of its responsibilities to the Compensation Committee, the Board will serve as the Compensation Committee for the purpose of granting awards to non-employee directors.
The Compensation Committee is authorized to interpret the 2011 Omnibus Plan and any award agreement issued under the 2011 Omnibus Plan; to prescribe, amend, and rescind rules and regulations relating to the 2011 Omnibus Plan; to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company; and to make all other determinations necessary or advisable for the administration of the 2011 Omnibus Plan, but only to the extent not contrary to the express provisions of the 2011 Omnibus Plan.
The Compensation Committee has the authority, subject to the express provisions of the 2011 Omnibus Plan, in its discretion, (a) to determine the participants to whom awards shall be granted; (b) to determine the times when such awards shall be granted, the size and type of awards, the purchase price or exercise price of awards, the period(s) during which such awards shall be exercisable (whether in whole or in part), and any other terms, restrictions and conditions applicable to awards (which need not be identical); and (c) to amend or modify any outstanding awards under the 2011 Omnibus Plan to the extent the terms of the award are within the discretion of the Compensation Committee as provided under the 2011 Omnibus Plan. As permitted by law and the rules of the New York Stock Exchange or any other established securities market on which the stock is traded, the Compensation Committee may delegate any authority granted to it pursuant to the 2011 Omnibus Plan; provided, however, that the Compensation Committee may not delegate to the Company’s executive officers the power and authority to make, cancel, or suspend awards to executive officers or directors.
Stock Subject to the 2011 Omnibus Plan. The aggregate number of shares of stock reserved and available for grant pursuant to the 2011 Omnibus Plan is 1,200,000. This share award pool shall be reduced by one share for each share that is subject to awards granted under any Prior Plans on or after January 1, 2011. No awards shall be granted under any Prior Plans on or after the Effective Date. The amount of stock reserved for grants pursuant to the 2011 Omnibus Plan is subject to adjustment in the event of certain changes in capital structure as described below under “Adjustment Provisions.”

If any award granted under the 2011 Omnibus Plan or outstanding under any Prior Plan after December 31, 2010, is forfeited or canceled, terminates, expires, or lapses for any reason, any stock subject to or surrendered for the award will again be stock available for the grant of an award under the 2011 Omnibus Plan. In addition, if shares of stock are not delivered pursuant to a restricted stock unit, stock unit, dividend equivalent or performance unit award or a SAR award that is not related to an option, because the award is paid in cash, the shares will not be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the 2011 Omnibus Plan. The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an option (or a portion thereof) will reduce the number of shares of stock available for issuance pursuant to the 2011 Omnibus Plan by the entire number of shares of stock subject to that SAR or option (or applicable portion thereof), even though a smaller number of shares of stock will be issued upon such an exercise. Also, shares of stock tendered to pay the exercise price of an option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an award will not become available for grant or sale under the 2011 Omnibus Plan. Shares of stock purchased on the open market with the cash proceeds generated by the exercise of an option will not increase or replenish the number of shares of stock available for issuance under the 2011 Omnibus Plan. See the discussion under “Replacement Awards” below for the effect of corporate transactions on shares available for issuance under the 2011 Omnibus Plan.
Limitation of Awards to Participants. The maximum number of shares of stock that may be issued as incentive stock options under the 2011 Omnibus Plan shall be 1,200,000. No participant shall be granted options or SARs in any 12-month period covering more than 600,000 shares. No participant shall be eligible to earn a performance-based compensation award that is payable in stock for any 12-month performance period with a potential value in excess of 150,000 shares of stock. No participant shall be eligible to earn a performance unit and/or performance cash award for any 12-month performance period with a potential value in excess of $2,000,000. If a performance period is less than or exceeds 12 months, the limitations described in the preceding sentences will be reduced or increased proportionately, as the case may be. The Company intends to grant performance cash awards to “covered employees” (as defined under Section 162(m) of the Code) pursuant to the 2011 Omnibus Plan in the form of annual short-term incentive awards payable in cash. The annual short-term awards will be subject to the limits described above to ensure that such awards qualify for the “performance-based compensation” exception to the deduction limitation imposed under Section 162(m).
Eligibility. All employees, officers, non-employee directors of, and consultants to, the Company or an affiliate are eligible to participate in the 2011 Omnibus Plan. As mentioned above, the Compensation Committee has the authority to determine the participants to whom awards shall be granted pursuant to the 2011 Omnibus Plan.
Awards Available Under the 2011 Omnibus Plan. The following types of awards may be granted pursuant to the 2011 Omnibus Plan: incentive stock options, nonqualified stock options, SARs, restricted stock, restricted stock units, stock grants, stock units, dividend equivalents, performance units, performance shares and performance cash. As of the time of the finalization of this Proxy Statement, no determination has been made as to the types or amounts of awards that will be granted to specific individuals under the 2011 Omnibus Plan.
Stock Options. The Compensation Committee may grant, among other things, incentive stock options and nonqualified stock options under the 2011 Omnibus Plan. Incentive stock options will be granted only to participants who are employees. The exercise price of all options granted under the 2011 Omnibus Plan will be at least 100% of the fair market value of the common stock on the grant date. Options may be exercised as determined by the Compensation Committee; provided, however, that no option shall be fully vested prior to the third anniversary of the grant date, except (in the Compensation Committee’s discretion) in the case of death, disability or change in control or in any replacement award (as described below under “Replacement Awards”). An incremental portion of an option may become vested and exercisable at the end of each year of the three-year vesting period, as described in the award agreement. No option may be exercised more than ten years from the grant date. The Compensation Committee will determine the methods by which the exercise price of an option may be paid, the form of payment, including, without limitation, cash, shares of stock, any net-issuance arrangement or other property acceptable to the Compensation Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of stock will be delivered or deemed delivered to participants. Special rules will apply to incentive stock options as provided in the 2011 Omnibus Plan. The Compensation Committee shall set forth in the applicable award agreement the extent to which a participant shall have the right to exercise an option following a termination of employment or termination of service. A participant will have no rights as a shareholder with respect to options until the shares of stock are actually issued in connection with the award.

Stock Appreciation Rights. The Compensation Committee also may grant SARs under the 2011 Omnibus Plan. A SAR gives the participant the right to share in the appreciation in value of one share of common stock. Appreciation is calculated as the excess, if any, of (i) the fair market value of a share of common stock on the date of exercise over (ii) the price fixed by the Compensation Committee on the grant date, which may not be less than the fair market value of a share of common stock on the grant date (or, in the case of a SAR granted in tandem with an option, the exercise price of the related option). The SARs granted pursuant to the 2011 Omnibus Plan may be tandem SARs, which are SARs granted at the same time as options and that may be exercised by a participant as an alternative to the options, or non-tandem SARs, which are SARs that are not granted at the same time as options. SARs may be exercised as determined by the Compensation Committee; provided, however, that no SAR shall vest prior to the third anniversary of the grant date, except (in the Compensation Committee’s discretion) in the case of death, disability or change in control or in any replacement award (as described below under “Replacement Awards”). An incremental portion of the SAR may become vested and exercisable at the end of each year of the three-year vesting period as described in the award agreement. No SAR may be exercised more than ten years following the grant date (SARs granted in tandem with an option shall have the same term as the related option). Additional restrictions apply to SARs issued in tandem with options. Payment for SARs shall be made in cash or stock, or deferred cash or stock, or any combination thereof. The Compensation Committee shall set forth in the applicable award agreement the extent to which a participant shall have the right to exercise a SAR following a termination of employment or termination of service.
Restricted Stock. The Compensation Committee also may grant restricted stock under the 2011 Omnibus Plan. A restricted stock award gives the participant the right to receive a specified number of shares of common stock at a purchase price determined by the Compensation Committee (including and typically zero). Restrictions limit the participant’s ability to transfer the stock and subject the stock to a substantial risk of forfeiture until specific conditions or goals are met. As a general rule, the period of restriction for any restricted stock award with respect to which restrictions lapse solely based on the passage of time shall not be less than three years. The period of restriction for any restricted stock award with respect to which restrictions lapse based solely on the satisfaction of performance criteria generally shall not be less than one year. In addition, restricted stock awards granted to any newly hired employee to replace a forfeited award granted by a former employer must have a one-year period of restriction, while restricted stock awards granted to directors will have a period of restriction determined by the Compensation Committee. The Compensation Committee shall set forth in the applicable award agreement the extent to which a participant shall have the right to retain restricted stock following a termination of employment or termination of service. Except as otherwise provided in an award agreement, participants holding shares of restricted stock may exercise full voting rights with respect to those shares during the period of restriction and will be credited with regular cash dividends on the underlying shares during the period of restriction. Dividends will not be paid for any restricted stock award that vests based on the achievement of performance goals until the award is earned by the achievement of the applicable performance goals.
Restricted Stock Units. The Compensation Committee also may grant restricted stock unit awards under the 2011 Omnibus Plan. A restricted stock unit award gives the participant the right to receive cash or stock, or deferred cash or stock, or any combination thereof (as determined by the Compensation Committee), equal to the fair market value of the common stock (determined as of a specified date) in the future, subject to certain restrictions and to the risk of forfeiture. Restricted stock units are subject to the same minimum periods of restriction as restricted stock, as described above. The Compensation Committee shall set forth in the applicable award agreement the extent to which a participant shall have the right to retain restricted stock units (and any related dividend equivalents) following a termination of employment or termination of service. Participants holding restricted stock units have no voting rights with respect to the shares of stock subject to their restricted stock unit awards prior to the issuance of such shares pursuant to the awards.

Stock Grant Awards. The Compensation Committee may grant stock awards under the 2011 Omnibus Plan. A stock grant award gives the participant the right to receive, or the right to purchase at a predetermined price, shares of common stock free from vesting restrictions. The purchase price, if any, for any stock grant award may be paid in cash or any other form of consideration acceptable to the Compensation Committee. A stock grant award may be granted or sold as consideration for past services, other consideration or in lieu of cash compensation due to any participant.
Stock Unit Awards. The Compensation Committee may grant stock unit awards under the 2011 Omnibus Plan. A stock unit award gives the participant the right to receive shares of stock, or a cash payment equal to the fair market value of a designated number of shares of stock, free from vesting restrictions. A stock unit award may be granted or sold as consideration for past services, other consideration or in lieu of cash compensation due to any participant.
Dividend Equivalents. The Compensation Committee may grant dividend equivalents under the 2011 Omnibus Plan. A dividend equivalent award gives a participant who has received a restricted stock unit, stock unit, performance unit or performance share award the right to receive a payment equal in value to the dividends paid on the shares of stock subject to the award during the time period between the grant date for the award and the date on which the award is exercised, vests or expires, as determined by the Compensation Committee. A dividend equivalent award made with respect to a restricted stock unit award that vests based on the attainment of performance goals or a performance unit or performance share award may not be paid unless and until the award is earned by satisfaction of the applicable performance goals. Dividend equivalents are payable in cash or stock, as determined by the Compensation Committee or by a participant, if the Compensation Committee permits the participant to elect the form of payment of the award. Dividend equivalents will not be granted with respect to options or SARs.
Performance Units. The Compensation Committee also may grant performance units under the 2011 Omnibus Plan. A performance unit award gives the participant the right to receive cash or stock, or deferred cash or stock, or any combination thereof, contingent on achievement of certain performance goals specified by the Compensation Committee during a performance period specified by the Compensation Committee. The performance period for a performance unit shall not be less than one year. The Compensation Committee, in its discretion, may provide for vesting of a performance unit award on termination of employment due to death, disability, retirement or change in control. The Compensation Committee shall set forth in the applicable award agreement the extent to which a participant shall have the right to receive performance units (and any related dividend equivalents) following a termination of employment or termination of service.
Performance Shares. The Compensation Committee also may grant performance shares under the 2011 Omnibus Plan. A performance share award gives the participant the right to receive shares of stock if the participant achieves the performance goals specified by the Compensation Committee during a performance period specified by the Compensation Committee. The performance period for a performance share shall not be less than one year. The Compensation Committee, in its discretion, may provide for vesting of a performance unit award on termination of employment due to death, disability, retirement or change in control. The Compensation Committee shall set forth in the applicable award agreement the extent to which a participant shall have the right to receive performance shares (and any related dividend equivalents) following a termination of employment or termination of service.
Performance Cash Awards. The Compensation Committee also may grant performance cash under the 2011 Omnibus Plan. A performance cash award gives the participant the right to receive a cash payment if certain performance goals specified by the Compensation Committee are satisfied during a performance period specified by the Compensation Committee. The Compensation Committee shall set forth in the applicable award agreement the extent to which a participant shall have the right to receive performance cash following a termination of employment or termination of service.

Performance-Based Compensation Awards. When the Compensation Committee grants restricted stock, restricted stock units, performance shares, performance units, and performance cash awards, it may designate the award as a “performance-based compensation award.” Performance-based compensation awards are designed to qualify for the “performance-based compensation” exception to the limitations on the deduction of compensation imposed by Section 162(m) of the Code. Section 162(m) of the Code only applies to “covered employees,” as that term is defined in Section 162(m) of the Code and the regulations issued thereunder. Therefore, only covered employees are eligible to receive awards that are designated as performance-based compensation awards. The Compensation Committee has complete discretion regarding whether to grant awards to covered employees that qualify for the “performance-based compensation” exception to Section 162(m) of the Code. Options and SARs granted pursuant to the 2011 Omnibus Plan should, by their terms, qualify for the “performance-based compensation” exception.
A covered employee is only entitled to receive payment for a performance-based compensation award for any given performance period to the extent that pre-established performance goals set by the Compensation Committee for the performance period are satisfied. The Compensation Committee shall establish the performance goals for a particular performance period in writing no later than ninety days after the commencement of the performance period for a given award, provided that the outcome is substantially uncertain at the time the Compensation Committee establishes the performance goal. In no event will the Compensation Committee establish a performance goal for a given award after 25% of the performance period for such award has elapsed.
These pre-established performance goals must be based on one or more of the following objective performance criteria: revenue; revenue growth; earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization); operating income; pre- or after-tax income; cash flow (before or after dividends); cash flow per share (before or after dividends); net earnings; earnings per share; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; return on assets or net assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels. The performance criteria may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.
With respect to any performance-based compensation award granted to a covered employee that qualifies for the “performance-based compensation” exception to the deduction limitations imposed by Section 162(m) of the Code, the Compensation Committee has the discretion to select the length of the performance period, the type of performance-based compensation award to be issued, the kind and/or level of performance goal or goals and whether the performance goal or goals apply to the Company, an affiliate or any division or business unit of any of them, or to the individual participant or any group of participants. The Compensation Committee also has the discretion to evaluate the achievement of the performance goals in a manner that includes or excludes certain events that may occur during the performance period, as described in Section 10.5 of the 2011 Omnibus Plan, a copy of which is attached to this Proxy Statement as Appendix A. The Compensation Committee has the sole discretion to decrease the amount of compensation payable pursuant to any performance-based compensation award, but the Compensation Committee may not increase the compensation payable pursuant to any performance-based compensation award. The Compensation Committee must certify in writing prior to the payment of any performance-based compensation award (other than options or SARs) that the performance goals and any other material terms and conditions precedent to such payment have been satisfied.
If a performance-based compensation award is payable in stock, the maximum performance-based compensation award any one participant may earn during a 12-month performance period with respect to that award is 150,000 shares of stock. If a performance-based compensation award is payable in cash, the maximum performance-based compensation award any one participant may earn during a 12-month performance period with respect to that award is $2,000,000. If a performance period is less than or exceeds 12 months, these limits will be reduced or increased proportionately, as the case may be.
Prohibition on Repricing. The 2011 Omnibus Plan includes provisions that prohibit the Compensation Committee from directly or indirectly repricing previously granted options or SARs (reduction in option exercise price or SAR grant price, surrender in exchange for cash or another award under the 2011 Omnibus Plan, or surrender or exchange for another option or SAR with a lower exercise or grant price) without shareholder approval.

Forfeiture, Recapture and “Clawback” of Awards. The Compensation Committee may, in its sole discretion, include in any award agreement the requirement that such award be subject to additional forfeiture conditions. The Compensation Committee, in its discretion, also may include in any award agreement the requirement that the award be subject to forfeiture and recapture in the event of certain accounting restatements. A participant agrees to these conditions by accepting the award. In addition, every award issued pursuant to the 2011 Omnibus Plan shall be subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law.
Restrictions. The Compensation Committee shall impose such restrictions on any awards under the 2011 Omnibus Plan as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of the New York Stock Exchange or any other exchange or automated quotation system upon which the stock is then listed, quoted or traded and under any blue sky or state securities laws applicable to such awards.
Change in Control. Unless otherwise provided in an award agreement, if a change in control occurs in which the successor company assumes the award or issues a substitute award or in which the Company is the ultimate parent and continues the award, and within 24 months following the change in control, an employee participant’s employment is terminated in a “qualifying termination” (which is defined to mean a termination by the Company without cause or a termination by the participant for “good reason” as defined in any agreement between the participant and the Company), the following rules will apply: (i) any and all options and SARs shall become immediately exercisable for their remaining term; (ii) any restrictions on restricted stock or restricted stock units shall lapse; and (iii) performance units and performance shares shall be converted to restricted stock, which will vest over the then-remaining performance period (or, if earlier, upon termination of service, death or disability as provided in the award agreement). If 50% or more of the performance period has elapsed as of the date of the change in control, the conversion of performance shares and/or performance units to restricted stock will be based upon the value of the performance units and/or performance shares determined based on actual performance to date; and if less than 50% of the performance period has elapsed, the conversion will be made based upon the target value of the performance units and/or performance shares.
The award agreement for any award may prescribe different vesting provisions that will become applicable in the event of a change in control in which the successor company either does not assume the award or does not issue an award in substitution for the award or in which the Company is the ultimate parent and does not continue the award.
The rules described above will not apply if both the Board of the Company prior to the change in control and the Board of the Company (or any successor thereto) after the change in control reasonably conclude, in good faith, that participants holding awards will be protected by legally binding obligations of the Company either because such awards will remain outstanding after the change in control or will be assumed and adjusted by the surviving entity resulting from the change in control and that changes in the terms of the award resulting from the change in control will not materially impair the value of the awards and their opportunity for future appreciation.
Non-transferability. As a general rule, awards granted pursuant to the 2011 Omnibus Plan may not be transferred by a participant, except by will or by the laws of descent or distribution. However, the Compensation Committee, in its discretion, may permit the transfer of any award (other than a restricted stock or restricted stock unit award) to a family member, family trust or partnership or to a charitable organization provided that the participant does not receive any value in connection with the transfer.
Adjustment Provisions. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, separation, spin-off or similar event, an adjustment will be made in the number and class of shares available for awards, in the limits on shares that may be granted pursuant to an option or SAR award and shares that may be earned during any 12-month period in connection with a performance-based compensation award, and in the number and class of and/or price of shares subject to outstanding awards granted under the 2011 Omnibus Plan, as the Compensation Committee deems appropriate and equitable to prevent either the dilution or enlargement of rights. The Compensation Committee, in its discretion, also may grant substitute awards for any awards outstanding under the 2011 Omnibus Plan at the time of such event and require the surrender of any awards that are replaced with the substitute awards if the Compensation Committee determines substitution would be equitable under the circumstances. Any adjustment to an incentive stock option shall be made consistent with the requirements of Section 424 of the Code. Further, with respect to any option or SAR that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.

Replacement Awards. In the event of any corporate transaction in which the Company or a subsidiary acquires a corporate entity which, at the time of such transaction, maintains an equity compensation plan pursuant to which awards of stock options, SARs, performance shares, performance units, restricted stock, restricted stock units, stock units or dividend equivalents are then outstanding (the “acquired plan”), the Compensation Committee may, in its discretion, make awards under the 2011 Omnibus Plan to assume, substitute or convert such outstanding awards in such manner as may be determined to be appropriate and equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights. Shares used in connection with an award granted in substitution for an award outstanding under an acquired plan shall not be counted against the number of shares reserved under the 2011 Omnibus Plan. Any shares authorized and available for issuance under the acquired plan shall, subject to the appropriate adjustment, be available for use in making Awards under this Plan with respect to persons eligible under such acquired plan, by virtue of the Company’s assumption of such acquired plan, consistent with Rule 303A(8) of the NYSE Listed Company Manual, as such Rule may be amended or replaced from time to time.
Term of 2011 Omnibus Plan. Subject to the approval of the shareholders at the 2011 annual meeting, the effective date of the 2011 Omnibus Plan is March 17, 2011, the date it was approved by the Board. Subject to the Board’s right to amend or terminate the 2011 Omnibus Plan at any time, the 2011 Omnibus Plan will expire and no award may be granted under the 2011 Omnibus Plan after the tenth anniversary of the Effective Date unless the shareholders of the Company approve an extension of the 2011 Omnibus Plan. Any awards outstanding on the tenth anniversary of the Effective Date (or later expiration date approved by the Company’s shareholders) will remain in effect according to the terms of the award agreement and the 2011 Omnibus Plan.
Amendment, Modification and Termination of 2011 Omnibus Plan. The Board has the discretion to amend, suspend or terminate the 2011 Omnibus Plan or the Compensation Committee’s authority to grant awards under the 2011 Omnibus Plan without the consent of shareholders or participants, unless shareholder approval of a particular amendment is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted. Further, the Board may not amend the 2011 Omnibus Plan or any award without shareholder approval if such approval is required in order to satisfy the requirements of the performance-based compensation exception to the deduction limitations imposed by Section 162(m) of the Code and applicable regulations, unless the Board determines that the deduction limitations of Section 162(m) of the Code will not become applicable or that the amendment is appropriate despite the deduction limitations imposed by Section 162(m) of the Code. If shareholder approval is required, the amendment shall be submitted to the Company’s shareholders for approval not later than the earliest annual meeting for which the record date is after the date of the Board’s action.
Except as provided in the next sentence, no amendment, modification, or termination of the Plan or any award agreement shall in any material manner adversely affect any award previously granted under the 2011 Omnibus Plan without the consent of the participant. The participant’s consent is unnecessary if the change is required to cause the benefits under the 2011 Omnibus Plan (a) to qualify as performance-based compensation within the meaning of Section 162(m) of the Code and applicable regulations or other interpretive authority or (b) to comply with the provisions of Section 409A of the Code.
The Compensation Committee cannot waive or modify any other award term after the award has been granted to the extent that the waived or modified term was mandatory under the Plan.
Tax Withholding. The Company will have the power to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local withholding tax requirements on any award under the 2011 Omnibus Plan. The Company may choose from among the methods of withholding that are available under applicable laws.

Federal Income Tax Information. The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2011 Omnibus Plan based on federal income tax laws in effect on January 1, 2011. This summary is not intended to be exhaustive and does not describe state or local tax consequences.
As a general rule, a participant will not recognize taxable income with respect to any award (other than a stock grant) at the time of grant. If a Participant receives a stock grant, or if a participant who receives a restricted stock grant makes the election permitted by Section 83(b) of the Code, the participant will recognize income on the award at the time of grant.
Upon exercise of a nonqualified stock option, the lapse of restrictions on restricted stock, or upon the payment of SARs, restricted stock units, stock units, performance shares, performance units, performance cash awards, stock grant awards or dividend equivalents, the participant will recognize ordinary taxable income in an amount equal to the difference between the amount paid for the award, if any, and the fair market value of the stock or amount received on the date of exercise, lapse of restriction or payment. The Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognized by the participant.
A participant who is granted an incentive stock option will not recognize taxable income at the time of exercise. However, the excess of the stock’s fair market value over the option price could be subject to the alternative minimum tax in the year of exercise (assuming the stock received is not subject to a substantial risk of forfeiture or is transferable). If stock acquired upon exercise of an incentive stock option is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the sales price and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and the Company will not be entitled to any income tax deduction. If the holding period requirements are not met, the incentive stock option will not meet the requirements for this tax favored treatment and the tax consequences described for nonqualified stock options will apply.
The final regulations promulgated under Section 409A of the Code became effective as of January 1, 2009. If certain awards fail to comply with Section 409A, a participant must include in ordinary income all deferred compensation, if any, conferred by the award, pay interest from the date of the deferral and pay an additional 20% tax. The award agreement for any award that is subject to Section 409A may include provisions necessary for compliance as determined by the Compensation Committee. The Company intends (but cannot and does not guarantee) that awards granted under the 2011 Omnibus Plan will comply with the requirements of Section 409A or an exception thereto and intends to administer and interpret the 2011 Omnibus Plan in such a manner.
Special Rules Applicable to Officers. In limited circumstances where the sale of common stock that is received as the result of a grant of an award could subject an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.
Tax Consequences to the Company or Its Affiliates. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the affiliate for which the employee performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not subject to the $1 million deduction limit for certain executive compensation under Section 162(m) of the Code.
New Plan Benefits Table. Benefits under the 2011 Omnibus Plan will depend on the Compensation Committee’s actions and the fair market value of the Company’s stock at various future dates. Consequently, it is not possible to determine the future benefits that will be received by the 2011 Omnibus Plan participants.
Required Vote. Under Arizona law, if a quorum of shareholders is present at the Meeting, approval of the 2011 Omnibus Plan will require that the votes cast in favor of approval exceed the votes cast against approval. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Meeting, but are not counted and have no effect on the results of the vote for approval of the 2011 Omnibus Plan.

Equity Compensation Plan Information
The following table sets forth aggregated information about the Company’s compensation plans (UniSource Energy Corporation 1994 Omnibus Stock and Incentive Plan (the “1994 Omnibus Plan”) and the 2006 Omnibus Plan under which equity securities of the Company are authorized for issuance as of December 31, 2010:

					Number of securities
					remaining available for
	Number of securities				future issuance under
	to be issued upon		Weighted-average		equity compensation
	exercise of		exercise price of		plans (excluding
	outstanding options,		outstanding options,		securities reflected in
	warrants and rights		warrants and rights		column (a))
Plan category	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	1,283,594	(2)	$27.96	(3)	385,049	(1)
Equity compensation plans not approved by security holders	43,128	(4)	—		—	(5)

Total	1,326,722		—		385,049

(1)
The equity compensation plans that have been approved by shareholders are the 1994 Omnibus Plan, the UniSource Energy Corporation 1994 Outside Director Stock Option Plan (the “1994 Directors Plan”) and the 2006 Omnibus Plan. Awards were made under the 1994 Stock and Incentive Plan and the 1994 Directors Plan until February 2004, at which time no further awards could be made under those plans. In May 2006, the 2006 Omnibus Plan was approved by shareholders and includes awards in the form of options, restricted stock, stock units and dividend equivalents. While the 1994 plans expired in February 2004 and no further awards could be made under those plans after that date, the 1994 plans remain in effect with respect to previous awards until all awards have expired or terminated or shall have been exercised or fully vested, and any stock thereto shall have been purchased or acquired. No shares that were available to be issued under the 1994 Directors Plan at the time of its termination are available for awards under the 2006 Omnibus Plan with respect to awards that are forfeited, terminated, canceled or expired.

(2)
As of December 31, 2010, 1,283,594 shares were reserved for issuance under the 1994 Omnibus Plan, the 1994 Directors Plan, and the 2006 Omnibus Plan in connection with 833,198 outstanding stock options (with a weighted average price of $28.99 and a weighted average remaining term of 5.75 years), 88,189 outstanding options, which are entitled to dividends, (with a weighted average exercise price of $18.15 and a weighted average remaining term of 0.97 years), 171,530 shares to be issued pursuant to other unvested awards made pursuant to the 1994 Omnibus Plan and the 2006 Omnibus Plan (e.g., restricted stock units and performance shares), and 190,677 shares to be issued pursuant to other vested awards made pursuant to the 1994 Omnibus Plan and the 2006 Omnibus Plan (e.g., restricted stock units and performance shares).

(3)	Calculated based on the outstanding options and does not take into account awards other than options, such as stock units.

(4)
Deferred shares credited under the DCP, under which certain eligible executive officers and other employees selected for participation, and non-employee members of the Board, may elect to defer a percentage of the compensation or fees that would otherwise become payable to each individual for their services to UniSource Energy. The Company also credits DCP accounts of employees participating in the Company’s 401(k) Plan with the additional amount of UniSource Energy matching contributions that the participant would have been entitled to under the 401(k) Plan if certain Code limits did not apply to limit the amount of UniSource Energy matching contributions made under the 401(k) Plan. Each participant in the DCP may elect that the deferrals be credited in the form of deferred shares instead of cash. Deferred shares accrue dividend equivalents, credited in the form of additional deferred shares, as dividends are paid by UniSource Energy on its issued and outstanding common stock. Each participant elects the time and manner of payment (lump sum or installments) of the deferred shares under the DCP. Under the terms of the DCP, distribution of deferred shares will be made in cash, unless the participant elects to receive the deferred shares in Company stock.

(5)
There is no explicit share limit under the DCP. The number of shares to be delivered with respect to the DCP in the future depends on the levels of fees and compensation that participants elect to defer under the DCP. Any UniSource Energy shares used to satisfy common stock obligations under the DCP will be shares that have been purchased on the open market.

			Number of Shares of
			Common Stock Issued
	Number of	Number of	Following Vesting of	Weighted Average Number
	Options,	Restricted Stock	Earned Performance	of Shares of Common
Year	Granted	Units, Granted	Shares	Stock Outstanding
2010	0	15,620	56,232	36,415,000
2009	248,760	21,886	22,116	35,858,000
2008	303,550	22,978	12,325	35,632,000
The Board has approved and recommends that you vote “FOR” the approval of the
2011 Omnibus Stock and Incentive Plan.

PROPOSAL FOUR: ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executives with the interests of the Company’s stakeholders. Our officer compensation program is designed to link compensation to financial, operational and strategic business outcomes, while at the same time balancing risk and reward in the context of our business strategies.
The vote on this resolution is not intended to address any specific element of compensation; rather, it relates to the compensation of our named executives, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, the Board or the Compensation Committee.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Shareholders’ Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executives as disclosed in the Company’s Proxy Statement for the 2011 Annual Shareholders’ Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”
Under Arizona law, if a quorum of shareholders is present at the Meeting, the resolution to approve the compensation of our named executives will be adopted if the votes cast in favor of the resolution exceed the votes cast against the resolution. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Meeting but are not counted and have no effect on the results of the vote to approve the compensation of our named executives.
The Board recommends that you vote “FOR” the approval of the compensation of our named executives, as disclosed in this proxy statement.
PROPOSAL FIVE: ADVISORY VOTE ON THE FREQUENCY OF
AN ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes seeking approval of the compensation of our named executives as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission, which we refer to as an advisory vote on executive compensation (such as Proposal Four in this proxy statement). By voting with respect to this Proposal Five, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years.
The Board believes that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes than an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

This vote is advisory and not binding on the Company or the Board in any way. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation.
The following resolution on the frequency of future advisory votes on executive compensation is proposed:
“RESOLVED, that the Shareholders recommend that an advisory vote to approve the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement be conducted once every _____.”
There are three choices of words available to insert in the blank space in the resolution, the word(s):
a. “year”,
b. “two years”, or
c. “three years”.
Shareholders may vote in favor of the above resolution with the blank space filled in to indicate their preference for the frequency of the advisory vote on executive compensation by marking their proxy card to indicate that the advisory vote on executive compensation occur once every one, two or three years (shown as 1 year, 2 years or 3 years on the proxy card). A vote in favor of one of the frequencies will be treated as a vote against the other choices. If a quorum is present at the Meeting, the resolution will be considered to have been adopted with the blank space filled in to indicate the choice of the shareholders if the number of votes cast for one of the three choices exceeds the sum of the votes cast in favor of the other two choices — i.e. if a majority of the votes cast are in favor of one of the three choices. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Meeting but are not counted and have no effect on the results of the vote to adopt the resolution on the frequency of the advisory vote on executive compensation.
Irrespective of whether this resolution is adopted, we are required by law to conduct a shareholder advisory vote seeking approval of the compensation paid to the Company’s named executives no less frequently than every three years.
The Board of Directors recommends that you vote for the option of once every “YEAR”
(shown as “1 YEAR” on the proxy card) as the preferred frequency for advisory votes on executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of UniSource Energy’s compensation programs and should not be understood to be statements of management’s estimates of results or other guidance. UniSource Energy specifically cautions investors not to apply these statements to other contexts.
This Compensation Discussion and Analysis describes the Company’s overall executive compensation policies and practices and specifically analyzes the total compensation for the following executive officers, referred to as the Named Executives:
•	Paul J. Bonavia, President and Chief Executive Officer;
•	Kevin P. Larson, Senior Vice President, Chief Financial Officer and Treasurer;
•	Michael J. DeConcini, Senior Vice President, Operations;
•	Raymond S. Heyman, Senior Vice President and General Counsel; and
•	Karen G. Kissinger, Vice President, Controller and Chief Compliance Officer.
EXECUTIVE SUMMARY
UniSource Energy’s mission is to deliver safe, reliable service and value to customers and shareholders alike. The Company’s strategy includes enhancing shareholder value, maintaining customer satisfaction, expanding its role in the community, meeting environmental challenges and providing for its employees’ development and well-being.
UniSource Energy is a holding company that has no significant operations of its own. Operations are conducted by UniSource Energy’s subsidiaries. The Company conducts business in four primary business segments — TEP, UNS Gas, Inc. (“UNS Gas”), UNS Electric, Inc. (“UNS Electric”) and Millennium Energy Holdings, Inc. (“Millennium”). TEP, an electric utility, has provided electric service to the community of Tucson, Arizona, for more than 100 years. UNS Gas and UNS Electric provide natural gas and electric service in northern and southern Arizona. UNS Gas and UNS Electric are operating subsidiaries of UniSource Energy Services (“UES”), which was established in 2003 to oversee gas and electric properties acquired that year from Citizens Communications. Millennium has existing investments in unregulated businesses that represent less than 1% of UniSource Energy’s total assets as of December 31, 2010, and is the parent company of Southwest Energy Solutions, which provides supplemental labor and meter reading services to TEP, UNS Gas and UNS Electric.
Our officer compensation program is designed to:
•	Attract, motivate and retain highly-skilled executives;
•	Link payment of compensation to financial, operational and strategic business outcomes;
•	Align the interests of management with those of the Company’s stakeholders ; and
•	Balance risk and reward in the context of our business strategies.
2010 Company Performance
The Company posted strong performance in 2010, achieving the majority of its short-term objectives while taking solid steps toward its long-term goals. Amid a difficult economic climate, the Company overcame declining sales at TEP and modest sales increases at UNS Electric and UNS Gas to achieve year-end earnings within its projected range. With the exception of one operational metric, Equivalent Availability Factor (“EAF”), the Company also achieved all of its Customer, Community/Environment and Employee business goals. While the Company did not reach its goal for EAF (generation system reliability), its performance exceeded the North American Electric Reliability Corporation (“NERC”) industry average and met the Generating Availability Data System (“GADS”) industry average of 83.8%.

The Company accomplished these results by carefully managing operating and maintenance (“O&M”) costs without compromising the safe, reliable current and future utility service for which TEP and UES are well-known. The Company exceeded its reliability goals for electric transmission and distribution and gas distribution, while its commitment to safe operating practices helped hold the number of recordable on-the-job injuries below the 2010 target.
The Company made significant progress toward numerous long-term goals in 2010, including the continuation of a comprehensive, companywide succession plan, the addition of new customer self-service options and a focus on process improvements. An expansion of the Company’s renewable energy resources was also well underway in 2010. In addition to building new photovoltaic arrays, the Company finalized a dozen new renewable power purchase agreements and secured regulatory approval to recover portions of the up-front cost of new solar power systems that are planned for construction in 2011 and beyond. The Company’s Total Shareholder Return (“TSR”) over the past three years has ranked in the first (top) quartile relative to the Edison Electric Institute (“EEI”) companies, which represents outstanding performance.
2010 Executive Officer Compensation Program
With the oversight of the Compensation Committee, UniSource Energy ensures that a significant part of executive officer compensation is performance-based. Corporate goals are designed to focus executive officers and all non-union employees on successful execution of the Company’s strategy and annual operating plan. Our executive officer 2010 compensation consisted primarily of the following components:
Summary of 2010 Executive Officer Compensation Program

Compensation Component	Key Features	Purpose

Base Salary	Increases considered on a calendar year basis to align within the median range of our comparator group (as described on page 32)	Provide a fixed amount of cash compensation to our Named Executives

Intended to constitute a sufficient component of total compensation to discourage inappropriate risk-taking

Short-term Incentive Compensation (Performance Enhancement Program or PEP)	Incentive plans are structured identically for executive and non-executive employees and across business units/functions, uniting all non-union employees in the achievement of common goals	Motivate and reward achieving or exceeding organization short-term performance goals, reinforcing pay-for-performance

	All incentive plans are capped at no more than 150% of target, protecting against the possibility that executives take short-term actions not supportive of long-term objectives to maximize bonuses	Focus entire organization on key customer, operational and financial objectives

Threshold net income performance must be achieved for other performance measures to payout above 50% of target

Long-Term Incentive (LTI) Compensation	Beginning in 2010, LTI is delivered solely in performance shares with 50% of the shares tied to achievement of cumulative net income goals and 50% of the shares tied to achievement of relative TSR	Opportunities for ownership and financial reward in support of the Company’s longer-term financial goals and stock price growth; also supports retention objective

	Stock options were eliminated from the LTI program in 2010	Provides a link between compensation and long-term shareholder interests as reflected in changes in stock price

Ultimate value earned from the LTI program is tied to both absolute and relative shareholder value and longer-term operating performance

Performance share earnout is capped at 150% of target
All UniSource Energy incentive plans are tied to overall corporate financial performance and not based solely on revenue or profit generated by an employee. There are no commission-style programs for any UniSource Energy employees.

In addition to the above direct compensation elements, Named Executives also participate in the same retirement, health and welfare plans and programs as our full-time employees.
Short-term Incentive Compensation (Performance Enhancement Program or PEP) Cash Award
Cash awards under the Performance Enhancement Plan (“PEP”) link a significant portion of the Named Executives’ annual compensation to the Company’s annual financial and operational performance. This program utilizes a “balanced scorecard” approach with performance measures tied to four constituent areas: customers, community and environment, employees and investors. For 2010, the PEP financial goals were net income and O&M cost containment.
2010 Changes to the Company’s PEP
Each year, the Company modifies the PEP to align UniSource Energy’s employees’ performance with its overall strategy: enhancing shareholder value, maintaining customer satisfaction, expanding the Company’s role in the community, meeting environmental challenges and providing for UniSource Energy’s employees’ development. The material changes to the 2010 PEP are as follows:
•
Net Income: Net income was substituted as a performance measure in place of the diluted earnings per share (“EPS”) and cash flow performance measures previously used by the Company. Net income continues to focus participants on profitability but eliminates the potential effect of changes in outstanding levels of stock, which is outside the control of the majority of the participants.

•
Cap on Payment: If the net income threshold performance goal is not met, the remainder of program payout is capped at 50% of target, regardless of the results achieved for the other performance measures under the PEP. The cap was implemented to focus the Company on the importance of meeting the net income threshold performance level to provide funding for annual incentive payments, while allowing some opportunity to reward achievement of other goals.

•
Goal Rating Criteria: In 2009, the goal rating criteria for the Customer, Community/Environment and Employee goals under the PEP focused only on whether a goal was achieved; the level of achievement was not a factor. The goal rating criteria for the 2010 Customer, Community/Environment and Employee goals under the PEP included performance differentiation by using rating criteria that specifies the level of achievement for each goal: threshold, target and exceptional levels of performance.

2010 PEP performance
Overall, for 2010 the Company achieved a total weighted performance for all goals of 111.6% of target, as summarized below.

	Weighting of	Performance	Payout Percentage
Goal	Goal (A)	Achieved (B)	(A x B)
Net Income	35%	83.2%	29.1%
O&M Cost Containment	15%	150%	22.5%
Customer/Community/ Environment/Employee	50%	Various	60%

	100%		111.6%
Change in Control Agreements
The Change in Control Agreements entered into by the Company were designed to be consistent with current best practices by (i) reducing the severance multiple from three times (prior CEO) to two times (current CEO), three times to one and one-half times (Senior Vice Presidents DeConcini, Heyman and Larson), and three times to one time (Vice President Kissinger); (ii) reducing the protection period from 60 months to 24 months; and (iii) eliminating the excise tax gross-up. These agreements are discussed in greater detail on page 39.

Long-term incentive compensation (equity awards)
UniSource Energy believes that performance-based equity awards hold executive officers accountable for the long-term impact of their actions, which in turn aligns the interest of those executive officers with the interest of UniSource Energy’s shareholders.
Changes to long-term incentive compensation for 2010
In reviewing the design of UniSource Energy’s 2010 long-term incentive compensation program, the Compensation Committee decided to eliminate stock options, after consideration of industry-specific factors that limit stock price volatility, our dividend policy, and peer company practice. Future long-term incentive awards will be delivered solely in performance shares with vesting tied to relative TSR and a financial objective to focus participants on longer-term operating performance. The program design for the 2010 long-term incentive compensation program incorporated the following concepts:
•	Performance Measures, Weighting and Standards: The number of earned shares will be determined based on the following equally-weighted performance measures: relative TSR and cumulative net income.
•
Relative TSR: TSR, relative to the EEI index, measures the success of the execution of the Company’s operating and strategic plans, as reflected in shareholder value, as measured by changes in the Company’s market capitalization and dividends paid to shareholders.

•
Cumulative Net Income: Cumulative net income focuses participants on profitability, which will be strongly influenced by the success of cost control initiatives during the three-year performance period.

Long-term incentive compensation performance
During the 2008—2010 performance period, the Company’s relative TSR was at the 93rd percentile relative to the EEI Index, resulting in a payout of the performance share awards at 150% of target.
Best Practices
The Named Executive compensation program is designed to reflect current “best practices” and discourage behaviors that could create material risk for UniSource Energy. The following examples illustrate those “best practices”:
•	stock ownership guidelines (as explained on page 39),
•	clawback provisions for cash and equity awards (as explained on page 39),
•	prohibition on hedging of Company stock (as explained on page 39), and
•	“double trigger” equity vesting in the event of a change in control.

COMPENSATION PHILOSOPHY
Objectives of the Compensation Program
The Company’s executive officer compensation policies and decisions have the following objectives:
1.	Attracting, motivating and retaining highly-skilled executives;
2.
Linking the payment of compensation to the achievement of critical short- and long-term financial and strategic objectives; creation of shareholder value; providing safe, reliable and economically available electric and gas service; and aligning performance objectives of management with those of its other employees by using similar performance measures;

3.
Balancing risk and reward to align the interests of management with those of the Company’s stakeholders and encouraging management to think and act like owners, taking into account the interests of the public that the Company serves;

4.	Maximizing the financial efficiency of the compensation program to avoid unnecessary tax, accounting and cash flow costs; and
5.	Encouraging management to achieve outstanding results through appropriate means by delivering compensation in a manner consistent with established and emerging corporate governance “best practices.”
To help achieve those objectives, UniSource Energy provides a balanced total compensation program that consists of four components:
•	base salary;
•	short-term performance-based incentive compensation;
•	long-term performance-based incentive compensation; and
•	benefits.
The Compensation Committee considers decisions regarding each component of pay in the context of each executive officer’s total compensation. For example, as discussed in the “Compensation Analysis” section on page 32, if the Compensation Committee increases an executive officer’s base salary, it also considers the resultant impact on short- and long-term performance-based incentive compensation and compares total compensation levels to competitive practice. The Compensation Committee does not directly consider the value of outstanding equity awards in setting current year total compensation opportunities, but does review the value of outstanding equity awards to assess the degree to which such awards support the Company’s performance motivation, attraction and stakeholder alignment objectives.
Each of these components is described in more detail below and in the narrative and footnotes to the supporting tables. The following sections highlight how the above objectives are reflected in the Company’s compensation program.
Attracting, Retaining and Motivating Executive Talent
To attract, retain and motivate highly-skilled employees, UniSource Energy provides the Named Executives with compensation packages that are competitive with those offered by other electric and gas utility companies of comparable size and complexity and/or electric and gas utility companies thought to be competitors for executive talent.
The Compensation Committee generally targets base salary and short-term incentive opportunities, as well as the allocation among those elements of compensation for the Named Executives, at the median market rates of selected comparable companies identified below under the “Compensation Analysis” section. In 2010, long-term incentive opportunities were targeted between the median and the 75th percentile of such market rates.
In addition to providing competitive direct compensation opportunities, the Company also provides certain indirect compensation and benefits programs that are intended to assist in attracting and retaining high quality executives. These programs include pension and retirement programs and are described in more detail below and in the narratives that accompany the tables that follow this Compensation Discussion and Analysis section.
Linking Compensation to Performance
UniSource Energy’s compensation program seeks to link the actual compensation earned by the Named Executives to their performance and that of the Company. UniSource Energy achieves this goal primarily through two elements of its compensation package: (i) short-term cash awards and (ii) equity-based compensation. To ensure that the executive officers are held accountable for achieving the Company’s financial, operational and strategic objectives and for creating shareholder value, the Company believes that the percentage of pay at risk should increase with the level of responsibility within the Company. The target amounts of performance-based pay programs (i.e., cash incentive and equity-based compensation) comprise approximately 55% to 65% of the total direct compensation opportunity for the Named Executives. Of the performance-based compensation, approximately 30-45% is short-term and 55-70% is long-term. Placing a greater emphasis on long-term performance-based compensation encourages executive officers to focus on the long-term impact of their actions. Non-variable compensation, such as salary and perquisites, is de-emphasized in the total compensation program to reinforce the linkage between compensation and performance.

Balancing Risk and Reward to Align the Interests of the Company’s Named Executives with Stakeholders
UniSource Energy’s compensation program also seeks to align the interests of the Named Executives with those of the Company’s key stakeholders, including shareholders, customers, the community and employees. The Company uses the short-term incentive compensation component to focus the Named Executives on the importance of providing safe and reliable customer service, creating a safe work environment for employees and improving financial performance by linking a significant portion of their short-term cash incentive compensation to achievement of these objectives. The Company primarily relies on the equity compensation element of its compensation package to align the interests of the Named Executives with those of shareholders. Unisource Energy’s compensation strategy is intended to mitigate risk by emphasizing long-term compensation and financial performance measures correlated with shareholder value. UniSource Energy believes that executive officer accountability in the performance of the Company through equity-based compensation, together with the three-year vesting of certain stock-based awards and the stock ownership guidelines, result in compensation programs that do not encourage unreasonable risk-taking by management relating to the Company’s business and operations. In addition, the Compensation Committee has the ability to reduce short-term incentive compensation award payouts, in its sole discretion, based upon factors other than performance measures. In considering the design alternatives, the Compensation Committee continually evaluates the potential for unintended consequences of its compensation program.
Maximizing the Financial Efficiency of the Program
In structuring the total compensation package for the Named Executives, the Compensation Committee evaluates the accounting cost, cash flow implications and tax deductibility of compensation to mitigate financial inefficiencies to the greatest extent possible. For instance, as part of this process, the Compensation Committee evaluates whether compensation costs are fixed or variable and places a heavier weighting on variable pay elements to calibrate expense with the achievement of operating performance objectives and delivery of value to shareholders. In addition, the Compensation Committee takes into account the objective of having the incentive-based compensation components qualify for tax deductibility under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code, as amended (the “Code”). See discussion under “Impact of Regulatory Requirements” on page 40.
Adhering to Corporate Governance “Best Practices”
The Compensation Committee seeks to continually evaluate the executive officer compensation program in light of corporate governance “best practices.” For example, the Compensation Committee has established formal stock ownership guidelines that encourage each Named Executive to accumulate a meaningful amount of Company stock. The short-term and long-term incentive compensation programs include a clawback provision, and the Change in Control Agreements no longer contain an excise tax gross-up provision, all of which are discussed in more detail below.
In 2010, the Compensation Committee implemented a thorough compensation risk assessment process, which was conducted by independent executive compensation consultants, in order to review UniSource Energy’s compensation policies and practices to determine whether any risks should be addressed to adhere to best practices.
In order to adhere to best practices, the Compensation Committee also implemented a review of tally sheets and wealth accumulation analyses, which are designed to assist the Compensation Committee in evaluating the reasonableness of the compensation provided to Named Executives. Based on this review, the Compensation Committee concluded that the current program design supports the Company’s objectives and that no changes were warranted to the program at this time.

Compensation Analysis
To provide a foundation for the executive officer compensation program, UniSource Energy periodically benchmarks its Named Executives’ compensation levels and practices against a peer group of companies intended to represent the Company’s competitors for business and talent. The peer group, which is reviewed periodically and approved by the Compensation Committee, includes the 17 electric and gas utility companies named below that are comparable to UniSource Energy in terms of size, as measured by annual revenues and market capitalization (the “Peer Group”). No changes were made to the Peer Group in 2010. UniSource Energy’s revenues, total assets and number of employees approximate the median of the Peer Group; market capitalization was between the 25th percentile and median of the Peer Group, and net income was between the median and 75th percentile of the Peer Group.
2010 Peer Group

AGL Resources Inc.	DPL Inc.	North Western Corp.	Portland General Electric Co.
Avista Corp.	El Paso Electric Co.	Piedmont Natural Gas Co.	South Jersey Industries Inc.
CH Energy Group Inc.	IDACORP Inc.	Pinnacle West Capital Corp.	Southwest Gas Corp.
Cleco Corporation	Northwest Natural Gas Co.	PNM Resources Inc.	UIL Holdings Corp.
Westar Energy Inc.
Frederic W. Cook, Inc., the independent consultant retained by the Compensation Committee, supplements the benchmark information annually with information relating to general market trends, changes in regulatory requirements related to executive officer compensation and emerging “best practices” in corporate governance. See discussion relating to compensation under “Compensation Consultant” on page 59.
In August 2010, the Compensation Committee assessed the competitiveness of the compensation for UniSource Energy’s CEO relative to the Peer Group. The analysis indicated that UniSource Energy’s CEO’s target total compensation approximated the median of peer group practice.
ELEMENTS OF COMPENSATION
Base Salary
The Company uses base salary to provide each Named Executive a set amount of money during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in the best interests of the Company. The Company believes that competitive base salaries are necessary to attract and retain executive talent critical to achieving its business goals. In general, Named Executives’ base salaries are targeted to the median of the Peer Group described above. However, individual salaries can and do vary from the Peer Group median data based on such factors as (i) the competitive environment for Named Executives, and (ii) incumbent responsibilities, experience, skills and performance relative to similarly situated executive officers within the Company. Currently, all of the Named Executives’ salaries are within 10 percent above or below their comparable Peer Group median.
Increases to Named Executives’ base salaries are considered annually by the Compensation Committee. In approving base pay increases for Named Executives other than the CEO, the Compensation Committee also considers recommendations made by the CEO.
In February 2010, the Compensation Committee approved base salary increases for the Named Executives of 2-3%, which were consistent with salary increases as a percent of salary for other non-bargaining unit Company employees. Base salary as a percentage of total compensation for the Named Executives ranges from approximately 35-45%. Additional information is provided in the Summary Compensation Table on page 43.

Short-Term Incentive Compensation (Cash Awards)
UniSource Energy’s short-term incentive compensation consists of cash awards under the Performance Enhancement Plan (“PEP”), which links a significant portion of the Named Executives’ annual compensation to the Company’s annual financial and operational performance.
Each year, before the end of the first quarter, the Compensation Committee establishes performance objectives that must be met in whole or in part before the Company pays PEP awards. The key performance objectives are tailored to drive behavior that supports the Company’s strategy of delivering safe, reliable service and value to customers and a fair return to shareholders. The Compensation Committee generally attempts to align the target opportunity for each Named Executive, stated as a percentage of base salary, with the median rate for equivalent positions at the Peer Group companies. In 2010, the target incentive opportunity for the Named Executives ranged from 40% to 80% of base salary, depending upon the Named Executive’s responsibilities (i.e., the greater the responsibility, the more pay at risk). As described more fully below, the actual amounts paid depend on the achievement of specified performance objectives, and could range from 50% of the target award upon achievement of threshold performance to 147.5% of the target award upon achievement of exceptional performance.
For 2010, the program was modified to include a cap on the amount that would be paid if the net income threshold performance goal is not met, regardless of the results achieved for the other performance measures under the PEP. The cap, which is 50% of target, was implemented to focus the Company on the importance of meeting the net income threshold performance level to provide funding for annual incentive payments, while allowing some opportunity to reward achievement of other goals. Additionally, the Compensation Committee may reduce the payout below 50% of target to reflect other factors not directly considered in the PEP.
Financial and Operating Performance Objectives-2010
The PEP performance targets and weighting are based on factors that are essential for the long-term success of the Company and are identical to the performance objectives used in its performance plan for other non-union employees. In 2010, the financial and operating objectives were (i) net income; (ii) O&M cost containment; and (iii) customer, community/environment and employee goals, which include both quantitative and qualitative measures. The Compensation Committee selected the goals and individual weightings for the 2010 PEP to ensure an appropriate focus on profitable growth and expense control, as well as operational and customer service excellence, environmental leadership, and employee development. This approach encourages all employees to work toward common goals that are in the interests of UniSource Energy’s various stakeholders.
The 2010 PEP design was similar to the 2009 design. To continue to provide more clarity and focus on the Company’s business strategy, the 2010 goals were classified by the interests of the Company’s various stakeholders — shareholders, customers, the community and its employees.
The financial and other metrics for the Company’s 2010 Short-Term Incentive Compensation program were:
•	Net Income — 35%*
•	O&M Cost Containment — 15%
•	Customer, Community/Environment and Employee — 50%**

*
For 2010, net income replaced the diluted EPS and cash flow performance measures, which were each weighted at 20% in 2009, for a total weight of 40%. Net income continues to focus participants on profitability, but eliminates the potential effect of changes in outstanding levels of stock, which is outside the control of the majority of the participants.

**	Customer, Community/Environment and Employee metrics were weighted at 45% in 2009.
In developing the PEP performance targets, the CFO, with assistance from other personnel, compiles relevant data and makes recommendations to the Compensation Committee for a particular year, but the Compensation Committee ultimately determines the performance objectives that are adopted. Changes in the weighting of these goals were made to reflect adjustments in priorities for the year.

The 2010 quantitative performance objectives were:

2010 Performance
Objectives	Threshold	Target	Outstanding
Net Income	$103.4 million	$115.6 million	$127.8 million
O&M Costs	$277 million	$272 million	$267 million
In addition, the 2010 Customer, Community/Environment and Employee goals included:
•	Improving the online Customer Self Service process by automating the service activation, disconnection and transfer services provided through the web:
•	Volunteering community service of at least 40,000 hours by employees;
•	Completing specific departmental project goals related to renewable energy and related technologies;
•	Goals designed to achieve various industry standards pertaining to generation, distribution and transmission to ensure operational reliability of the electric and gas systems;
•	Reducing Occupational Safety and Health Administration (“OSHA”) incident rates by 10% over 2009 actual rates;
•	Employee development goals relating to talent reviews and succession planning and development; and

•	Goal designed to focus employees on process improvement initiatives in the Transmission and Distribution, Generation, Finance and Accounting areas.
Short-Term Incentive Award to the CEO
Because the CEO’s total compensation could exceed $1 million, Code Section 162(m) would deny the Company a tax deduction for the excess over $1 million, unless that excess compensation qualifies as “performance-based” compensation. To comply with the performance-based compensation requirements, and also allow the Compensation Committee to retain discretion to adjust the PEP award, if appropriate, the Compensation Committee used a different approach from that described above for the Named Executives and other employees, requiring two separate steps to calculate the CEO’s short-term incentive award.
The first step involved the 2006 Omnibus Plan, which permits payment of cash awards up to $2 million. For the CEO’s short-term incentive award to qualify as performance-based compensation, Section 162(m) requires that the award be payable solely upon the attainment of performance goals. If the performance goals are achieved, Section 162(m) permits the Compensation Committee to pay the amount specified at the time of the award or to pay any lesser amount, but does not allow payment of any greater amount. For the CEO’s short-term incentive award, the Compensation Committee established, as a minimum target, the attainment of net income of at least $92.5 million for 2010, which, if achieved, would allow the Compensation Committee to pay the CEO the $2 million maximum permitted by the 2006 Omnibus Plan or any lesser amount; however, if the Company failed to achieve $92.5 million of net income, the CEO would not be entitled to any short-term incentive award payment, regardless of the achievement of other PEP performance objectives as described above. In this respect, the CEO’s performance objective differed significantly from objectives set for the awards to the other Named Executives. The CEO’s award had an absolute minimum performance level that must have been achieved before the CEO received any payment, whereas if the Company failed to achieve the minimum performance on the net income objective set under the PEP, the other Named Executives could have still received a payment based on the attainment of the remaining performance objectives. Solely for purposes of this first step of determining the CEO’s short-term incentive award, the Compensation Committee felt it was appropriate to set the CEO’s net income performance objective below the net income threshold used for the other Named Executives, because of the increased importance of the CEO’s net income target, the increased risk related to that target, and the desire to comply with the performance-based compensation requirement of Section 162(m).
The second step for determining the CEO’s short-term incentive award involved applying negative discretion in the form of the PEP performance objectives and methodology. Once the Company achieved the minimum performance objective established pursuant to the 2006 Omnibus Plan for the CEO to receive any payment, the amount of the CEO’s payment, including whether the CEO received the minimum, target or maximum amount as a percentage of base salary, would be determined using the same PEP performance objectives and methodology as described above for the other Named Executives.

2010 PEP Results
Summary:
Overall, the results for 2010 produced a total weighted performance for all goals of 111.6% of target performance, as summarized in Table A below.
Mr. Bonavia was eligible for a payment of his annual incentive award because the Company exceeded the minimum threshold of $92.5 million net income necessary for him to receive a payment. The Compensation Committee approved an overall PEP payout of 111.6% of target awards for all participants, subject to adjustment of individual awards for individual performance. While individual performance is a factor in determining a PEP award, the sum total of Company awards does not exceed the total PEP funding of 111.6%.
Table A: Summary of 2010 PEP Results

		Percentage of
		Target
	Weighting of	Performance	Payout Percentage
Goal	Goal (A)	Achieved (B)*	(A x B)
Net Income	35%	83.2%	29.1%
O&M Cost Containment	15%	150%	22.5%
Customer/Community/Environment/Employee	50%	Various	60%

	100%		111.6%

*	Additional detail provided below.
Net Income Goal:
In 2010, the Company achieved $111.5 million of net income, which was between the threshold and target levels of performance.
Table B, below, reflects the net income goal, which ranged from $103.4 million (threshold) to $127.8 million (exceptional), and the corresponding payout levels, which ranged from 50% to 150% of the target award, as well as the actual net income achieved for 2010. Net income must have been more than $103.4 million to produce a payout. According to the guidelines set by the Compensation Committee, which required interpolating on a straight-line basis, the achievement of $111.5 million in net income resulted in a payout level of 83.2% of the target amount for that performance objective.
Table B: Net Income

O&M Cost Containment Goal:
The Company achieved an O&M spending level for 2010 of $265.1 million, which was an exceptional level of performance. This accomplishment was made possible by carefully managing O&M costs in ways that did not compromise safe, reliable current and future utility service. O&M is defined for purposes of a PEP calculation as the sum of O&M expenses for our TEP and UES operations, excluding (1) any reimbursable items for O&M costs incurred by TEP for operating Units 3 and 4 at the Springerville Generating Station; (2) reimbursable O&M expenses for renewable (REST) and demand side management (DSM) programs; and (3) any PEP accrued expense. TEP operates Unit 3 for Tri-State Generation and Transmission Association, who leases the unit from financial owners, and Unit 4, which is owned by Salt River Project Agricultural Improvement and Power District.
Table C, below, reflects the O&M cost containment goal, which ranged from $277 million (threshold) to $267 million (exceptional), and the corresponding payout levels, which ranged from 50% to 150% of the target award, as well as the O&M spending level achieved for 2010. O&M spending must have been less than $277 million to produce a payout; O&M spending in excess of $277 million would not have paid any amount for that performance goal. According to the guidelines set by the Compensation Committee, which required interpolating on a straight-line basis, the achievement of an outstanding level of performance of the O&M spending target resulted in a payout level of 150% of the target amount for that performance objective.
Table C: O&M Cost Containment
Customer, Community/Environment and Employee Goals: Customer goals consisted of measures for operational reliability of the generation, transmission and distribution systems, and a customer self service web automation project. Community/Environment goals consisted of an employee volunteer commitment and renewable and other related technology goals. Employee goals consisted of safety, employee development goals, and process improvement goals. In 2009, the goal rating criteria for the Customer, Community/Environment and Employee goals under the PEP utilized a point evaluation system where points accrued based on achievement of the particular goal; the level of achievement was not a factor. The goal rating criteria for the 2010 Customer, Community/Environment and Employee goals under the PEP now includes performance differentiation by using rating criteria that specifies the level of achievement for each goal: threshold, target and exceptional levels of performance.
Table D, below, reflects the final achievement at the various levels of performance for the Customer, Community/Environment and Employee goals. Performance on one goal did not reach threshold levels, while the others ranged between threshold and exceptional. According to the guidelines set by the Compensation Committee, the achievement of these goals yielded a result of 60% for this combination of performance objectives.

Table D: Customer/Community/Environmental/Employee Goals

	Weight	Actual Result	Final Value
Customer (20% Weighting)
EAF—Generation Reliability*	5.0%	Below Threshold	0.0%
System Average Interruption Duration Index (“SAIDI”) Transmission/Distribution Reliability	5.0%	Exceptional	7.5%
Gas Distribution Reliability	5.0%	Exceptional	7.5%
Customer Self-Service Web Automation	5.0%	Target	5.0%

Community and Environmental (15% Weighting)
Employee Hours Volunteered**	5.0%	Target	5.0%
Ground Breaking for New Solar Projects	5.0%	Exceptional	7.5%
Solar Tariff Implementation	5.0%	Exceptional	7.5%

Employees (15% Weighting)
OSHA Rate (Employee Safety Measure)	5.0%	Exceptional	7.5%
Talent Management/Succession Planning	5.0%	Exceptional	7.5%
Productivity/Process Improvements	5.0%	Target	5.0%

Total Percentage for Customer/Community/Environmental/Employee Goals:			60.0%

*	While the Company did not reach its goal for EAF, its performance exceeded the NERC industry average and met the GADS industry average of 83.8%.

**
The maximum goal for Employee Hours Volunteered was set at “Target.” Nevertheless, UniSource Energy’s employees exceeded the Target of 40,000 volunteer hours by more than 25%, donating 50,929 volunteer hours to a broad range of charitable organizations in 2010.

As in prior years, the Company’s internal audit department conducted an annual audit to verify the reported results of the Company’s performance on its PEP goals for 2010. The internal audit department verified that the reported results were accurate and reported their findings to the Compensation Committee.
The amounts of the 2010 PEP awards paid to each of the Named Executives are listed in the “Summary Compensation Table” on page 43.
Long-Term Incentive Compensation (Equity Awards)
UniSource Energy believes that equity awards, in tandem with the Company’s executive officer stock ownership guidelines discussed below, encourage ownership of UniSource Energy stock by executive officers and hold executive officers accountable for the long-term impact of their actions, which in turn aligns the interest of those executive officers with the interest of UniSource Energy’s shareholders. In addition, the vesting provisions applicable to the awards encourage a focus on long-term operating performance, link compensation expense to the achievement of multi-year financial results and help to retain executive officers.
The long-term incentive opportunity for each Named Executive is based on a percentage of salary. The 2010 long-term incentive multiples are 150% of base salary for the CEO, which is consistent with the median of the market, and 100% of base salary for each other Named Executive. The values of the Named Executives’ long-term incentives, as a percentage of salary, are between median and the 75th percentile of the Peer Group.
Changes to Long-Term Incentive Compensation for 2010
Effective with awards granted in 2010, UniSource Energy modified the Company’s long-term incentive compensation program. Stock options were eliminated, and 2010 long-term incentive awards are delivered solely in performance shares with vesting tied to relative TSR and a financial objective to focus participants on longer-term operating performance.

The program design for the 2010 long-term incentive compensation program incorporates the following concepts:
•
Performance Measures, Weighting and Standards: The number of earned shares will be determined based on the following equally-weighted performance measures: relative TSR and cumulative net income. The equal weighting of the performance measures reflects the Company’s dual focus on long-term shareholder experience and financial results

•
Relative TSR: TSR, relative to the EEI index, measures the success of the execution of the Company’s operating and strategic plans, as reflected in shareholder value, as measured by changes in the Company’s market capitalization (stock price) and the value of dividends paid to shareholders. The TSR calculation assumes that dividends are reinvested in shares of common stock of UniSource Energy.

•	Cumulative Net Income: Cumulative net income focuses participants on profitability, which is strongly influenced by the success of cost control initiatives during the three-year performance period.
2010 Program
Performance share awards granted in 2010 will be paid at the end of the three-year performance period ending in 2012, based on the following performance targets:
TSR Performance Criteria

TSR Percentile Rank	Payout as a Percent of Target Award
75th percentile and above	75.0%
60th percentile – 74th percentile	62.5%
50th percentile – 59th percentile	50.0%
40th percentile – 49th percentile	37.5%
35th percentile – 39th percentile	25.0%
Below 35th percentile	0.0%
Cumulative Net Income Performance Criteria

		Payout as a Percent of Target
Degree of Performance Attainment	Three-Year Cumulative Net Income	Award Earned
Outstanding	$362 million	75.0%
Target	$326 million	50.0%
Threshold	$290 million	17.5%
Less than Threshold	< $290 million	0.0%
Intermediate payouts determined by interpolation.
Equity Grant Timing and Practice
Generally, during the first quarter following the close of a fiscal year, the Compensation Committee approves and grants the long-term incentive awards for that year, including the type of equity to be granted, as well as the size of the awards for Named Executives. In determining the type and aggregate size of awards to be provided, as well as the performance metrics that will apply, the Compensation Committee considers the strategic goals of the Company, trends in corporate governance, accounting impact, tax deductibility, cash flow considerations, the impact on EPS and the number of shares that would be required to be allocated for the award and the resulting impact to shareholders. The timing of awards is not coordinated with the release of material non-public information.

CLAWBACK PROVISION FOR VARIABLE COMPENSATION
In 2010, to reflect emerging “best practices,” the Compensation Committee approved a clawback provision, which will apply to the short- and long-term incentive compensation awards granted after 2009. The clawback provision may apply to the income derived from the financial component of the PEP and the cumulative net income-based performance shares in the event of a restatement of financial results that, in the view of the Compensation Committee, results from intentional misconduct or intentional error. The Compensation Committee shall exercise its discretion in determining to whom the clawback will apply and the amount subject to clawback, if such repayment is determined to be necessary. This clawback provision may need to be modified to conform to the final regulations implementing the Dodd-Frank Act when they are published.
STOCK OWNERSHIP POLICY
To further align management and shareholder interests, the Company maintains a formal Stock Ownership Policy (the “Policy”), which encourages all executive officers to accumulate a substantial ownership stake in Company shares. The Policy has the following key features:
•
Participants are encouraged to accumulate Company shares with a target value of a multiple of their base salary, ranging from one times base salary for Vice Presidents, three times for Senior Vice Presidents and five times for UniSource Energy’s CEO.

•
If a participant has not yet reached the applicable target ownership requirement, he or she is expected to retain a portion of the net after-tax shares acquired from any stock option exercise, vesting of restricted stock or earnouts related to the performance share award program. The applicable retention rates are 100% for the CEO, 50% for Named Executives who are Senior Vice Presidents and 25% for the other Vice Presidents.

•	Unexercised stock options, unvested stock options and unearned performance shares do not count towards meeting the ownership guidelines.
The Policy was adopted in 2005. Annually, management provides a report to the Compensation Committee regarding the number and value of the shares held by each executive officer subject to the guidelines. As of December 31, 2010, all of the Named Executives have achieved their target ownership level, other than Mr. Bonavia and Mr. Heyman, who were both hired after the Policy was adopted and are both making progress toward meeting the guideline. There is no specific time requirement for meeting the guideline.
In addition, in order to discourage short-term or speculative transactions involving its stock, UniSource Energy maintains an anti-hedging policy that prohibits its directors, officers and employees from (i) trading in securities on a short-term basis, (ii) short sales, and (iii) buying or selling puts and calls.
ELEMENTS OF POST EMPLOYMENT COMPENSATION
Termination and Change in Control
The Compensation Committee has determined that it is in the Company’s and shareholders’ best interest to enter into change in control agreements with its executive officers in order to attract highly qualified executives and to retain those executives through any future challenges that might arise. In 2010, following the expiration of old Change in Control Agreements originally executed in 1998, TEP entered into new Change in Control Agreements with three of its Named Executives (Messrs. DeConcini and Larson and Ms. Kissinger). An Employment Agreement for Mr. Bonavia and a Change in Control Agreement for Mr. Heyman were already in place at that time. All of these agreements were designed to be consistent with contemporary “best practices” by (i) reducing the severance multiple from three times in the prior CEO agreement to two times (current CEO), three times to one and one-half times (Senior Vice Presidents DeConcini, Heyman and Larson), and three times to one time (Vice President Kissinger); (ii) reducing the protection period from 60 months to 24 months; and (iii) eliminating the excise tax gross-up.

UniSource Energy also maintains a severance pay plan for all the Company’s non-union employees, including its Named Executives, which continues the Company’s historical practice of providing severance pay in certain termination situations without a change in control and provides consistency in that practice.
These various agreements are discussed in detail in the “Potential Payments Upon Termination or Change in Control” section beginning on page 51.
Retirement and Other Benefits
Benefits Generally
The Company offers retirement and other core benefits to its employees, including the Named Executives, in order to provide them with a reasonable level of financial support in the event of illness or injury and to enhance productivity and job satisfaction. The benefits are the same for all employees and Named Executives and include medical and dental coverage, disability insurance and life insurance. In addition, the Tucson Electric Power Company 401(k) Plan (the “401(k) Plan”) and the Tucson Electric Power Company Salaried Employees Retirement Plan (the “Retirement Plan”) provide a reasonable level of retirement income reflecting employees’ careers with the Company. All employees, including Named Executives, participate in these plans; the cost of these benefits (other than the Retirement Plan) is partially borne by the employee, including each Named Executive.
To the extent that any executive officer’s retirement benefit exceeds Internal Revenue Code (“IRC”) limits for amounts that can be paid through a qualified plan, the Company also offers non-qualified retirement plans, including the Tucson Electric Power Company Excess Benefit Plan (the “Excess Benefit Plan”) and the Management and Directors Deferred Compensation Plan (the “DCP”). These plans provide only the difference between the calculated benefits and the IRC limits. Benefits under the Excess Benefit Plan are provided to executive officers but, with limited exceptions, are not generally available to other employees. These benefits are not tied to any formal individual or Company performance criteria but are intended to enhance the attraction and retention value of the executive officer compensation program and are consistent with similar competitive compensation benefits made available to executives in the industry. UniSource Energy believes the DCP assists with the Company’s attraction and retention objectives since it provides an industry-competitive and tax-efficient benefit to the executive officers. The DCP is not funded by the Company and participants have an unsecured contractual commitment by the Company to pay amounts owed under the DCP. For more information on retirement and certain related benefits, see the discussion following the “Pension Benefits Table” on page 49 and the “Non-Qualified Deferred Compensation Table” on page 50.
IMPACT OF REGULATORY REQUIREMENTS
Under Section 162(m), compensation in excess of $1,000,000 paid during any year to the CEO and the three other most highly compensated executive officers (other than the CFO) will not be deductible for federal income tax purposes unless the compensation is awarded under a performance-based plan approved by the shareholders and satisfies certain other requirements. To the extent that the Company complies with the performance-based compensation provision of Section 162(m), the awards granted to the CEO and other Named Executives are tax deductible by the Company. The Company believes that all executive officer compensation earned in 2010 will be tax deductible.
The Compensation Committee believes that it is in the best interest of the Company to receive maximum tax deductibility for compensation paid to the Named Executives, although to maintain flexibility in compensating Named Executives in a manner designed to promote varying corporate goals, the Compensation Committee may award compensation that is not fully deductible under certain circumstances. The Company’s compensation plans reflect the Compensation Committee’s intent and general practice to pay compensation that the Company can deduct for purposes of federal income tax. Executive officer compensation decisions, however, are multifaceted. The Compensation Committee reserves the right to pay amounts that are not tax deductible to meet the design goals of UniSource Energy’s executive officer compensation program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section required by Item 402(b) of SEC Regulation S-K and contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in the Company’s annual report on Form 10-K for the year ended December 31, 2010 and the 2011 Proxy Statement.
Respectfully submitted,
THE COMPENSATION COMMITTEE
Barbara M. Baumann, Chair
Lawrence J. Aldrich
Harold W. Burlingame
Robert A. Elliott
Louise L. Francesconi
Warren Y. Jobe
Ramiro G. Peru
Joaquin Ruiz

MINIMIZING COMPENSATION RISK
The Company officer compensation program includes the following features, which help reduce the likelihood of behaviors that could create material risk for UniSource Energy:
•	Appropriate pay philosophy, peer group and market positioning to support business objectives

•	Effective balance of:
•	Cash and equity

•	Short- and longer-term performance
•	Performance objectives with a reasonable probability of achievement

•	Use of multiple performance metrics in the annual and longer-term incentive programs
•	Focus on profitability, operational efficiency, and other non-financial metrics, as well as absolute and relative stock price appreciation
•	Discretion for Compensation Committee to reduce amounts earned based on subjective evaluation of quality of earnings, individual performance, etc.
•	Meaningful risk mitigators, including stock ownership guidelines, claw-back provisions, double trigger on equity vesting and independent Compensation Committee oversight
The Compensation Committee believes that these features adequately and appropriately deter behaviors that could create material risk for the Company.

SUMMARY COMPENSATION TABLE — 2010
The following table sets forth summary compensation information for the years ended December 31, 2008, December 31, 2009, and December 31, 2010 for the Company’s Named Executives:

						Change in
						Pension
						Value and
						Non-
					Non-Equity	Qualified
					Incentive	Deferred
					Plan	Compen-	All Other
			Stock		Compen-	sation	Compen-
Name and	Year	Salary	Awards	Option Awards	sation	Earnings	sation	Total
Principal Position	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Paul J. Bonavia	2010	611,815	928,578	0	546,400	176,806	16,500	2,280,099
Chairman, President and Chief Executive Officer	2009	593,327	245,995	297,342	599,800	70,550	154,932	1,961,946

Kevin P. Larson	2010	333,439	337,328	0	185,000	263,910	15,504	1,135,181
Senior Vice President,	2009	339,027	167,830	162,026	204,300	36,310	15,256	924,749
Treasurer and Chief Financial Officer	2008	315,499	99,371	152,213	132,700	208,912	14,366	923,061

Michael J. DeConcini	2010	342,027	345,977	0	183,000	205,852	15,891	1,092,747
Senior Vice President,	2009	344,417	169,992	164,625	220,000	10,016	15,499	924,549
Operations	2008	320,112	100,910	154,623	134,800	161,064	15,485	886,994

Raymond S. Heyman	2010	333,439	337,328	0	180,000	254,009	15,504	1,120,280
Senior Vice President	2009	348,448	172,132	162,026	204,300	101,114	15,680	1,003,700
and General Counsel	2008	319,949	99,371	152,213	132,700	159,468	14,408	878,109

Karen G. Kissinger	2010	262,468	265,661	0	112,000	212,916	12,311	865,356
Vice President,	2009	267,359	137,265	127,574	138,000	8,869	12,031	691,099
Controller and Chief Compliance Officer	2008	248,493	78,334	119,943	83,700	205,525	11,182	747,177

(1)
The amounts included in the “Stock Awards” column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718. The Company’s FASB ASC Topic 718 assumptions used in these calculations are set forth on pages 151-157 of the Company’s annual report on Form 10-K filed with the SEC on March 1, 2011, and available on its website www.UNS.com. To the extent that the stock awards are subject to performance-based vesting conditions, the amounts in the column reflect the probable outcome, excluding the effect of forfeitures. The maximum value for the 2010 performance share stock award, which is based on the closing price per share on the grant date, is $1,376,147 for Paul Bonavia, $499,918 for Kevin P. Larson, $512,736 for Michael J. DeConcini, $499,918 for Raymond S. Heyman and $393,708 for Karen G. Kissinger.

(2)
The amounts included in the “Option Awards” column reflect the full grant date fair value calculated in accordance with FASB ASC Topic 718. These amounts disregard estimates of forfeitures related to service-based vesting conditions.

(3)	The 2010 PEP awards included in this column were paid during the first quarter of 2011.

(4)
This column reflects the change in the actuarial present value of the accumulated benefit under all defined benefit plans (the Retirement Plan and Excess Benefit Plan). UniSource Energy does not pay “above market” interest on non-qualified deferred compensation; therefore, this column reflects change in pension value only. See the discussion of the non-qualified DCP on page 50.

(5) The amounts in the “All Other Compensation” column include the following payments that UniSource Energy made on behalf of the Named Executives:

			Non-
			Qualified
			Plan 401(k)
			Matching
			Contributions
		Qualified Plan	— Contributed
		401(k) Matching	in 2010	Charitable	Total
Name	Year	Contributions($)	($)	Contributions	($)
Paul J. Bonavia	2010	11,025	5,475	0	16,500
Kevin P. Larson	2010	11,025	3,979	500	15,504
Michael J. DeConcini	2010	11,025	4,366	500	15,891
Raymond S. Heyman	2010	11,025	3,979	500	15,504
Karen G. Kissinger	2010	11,025	786	500	12,311
The amounts in the “Charitable Contributions” column represent charitable gifts made by the Board on behalf of the Named Executives to a charity of each Named Executive’s choice.
GRANTS OF PLAN-BASED AWARDS — 2010
The following table sets forth information regarding plan-based awards to the Company’s Named Executives in 2010. The compensation plans under which the grants in the following table were made are generally described in the “Compensation Discussion and Analysis” section, beginning on page 26, and include the PEP, which provides for non-equity (cash) performance awards, and the 2006 Omnibus Plan, which provides for equity-based performance awards including stock options and performance shares.

								Grant
								Date
								Fair
								Value
								of
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Stock
		Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			and
		Thresh-		Maxi-	Thresh-		Maxi-	Option
		old	Target	mum	old	Target	mum	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	($)(3)

PAUL J. BONAVIA
PEP	2/11/2010	244,800	489,600	734,400
Performance Share	2/11/2010				12,776	30,060	45,090	928,578

KEVIN P. LARSON
PEP	2/11/2010	83,400	166,800	250,100
Performance Share	2/11/2010				4,641	10,920	16,380	337,328

MICHAEL J. DECONCINI
PEP	2/11/2010	85,600	171,100	256,700
Performance Share	2/11/2010				4,760	11,200	16,800	345,977

RAYMOND S. HEYMAN
PEP	2/11/2010	83,400	166,800	250,100
Performance Share	2/11/2010				4,641	10,920	16,380	337,328

KAREN G. KISSINGER
PEP	2/11/2010	52,500	105,000	157,500
Performance Share	2/11/2010				3,655	8,600	12,900	265,661

(1)
The amounts shown in this column reflect the range of payouts (50%-150% of the target award) for 2010 performance under the PEP, as described in the “Short-Term Incentive Compensation” section of the “Compensation Discussion and Analysis” above. These amounts are based on the individual’s current salary and position. The amount of cash incentive actually paid under the PEP for 2010 is reflected in the “Summary Compensation Table” above.

(2)
The amounts shown in this column reflect the range (35%-150% of the target award) of payouts in the form of performance shares targeted for 2010 performance under the 2006 Omnibus Plan for long-term incentive compensation, as described in the “Long-Term Incentive Compensation” section of the CD&A.

The 2010 target Long Term Incentive Program (“LTIP”) award was 150% of base salary for the CEO and 100% for each of the other Named Executives. Accordingly, each Named Executive received a LTIP target award of a number of performance shares equal to the executive’s base salary multiplied by 150% (for the CEO) or 100% (for the other Named Executives), divided by the grant date fair market value of a share of UniSource Energy’s common stock ($30.52), rounded down to the nearest 10 shares. For example, the CFO’s 2010 base salary (and LTIP target award) was $333,540. That amount divided by $30.52, and rounded down to the nearest 10 shares, resulted in an LTIP target award of 10,920 performance shares.

The actual number of shares issued at the end of the performance period depends on the Company’s performance relative to the two performance criteria described in the CD&A, as shown by the charts on page 38. The two performance criteria operate independently; a Named Executive may receive a payment on account of one of the criteria without regard to performance on the other criteria.

(3)
The amounts included in the “Grant Date Fair Value” column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718, based on the probable outcome of performance conditions, excluding the effect of forfeitures. The Company’s FASB ASC Topic 718 assumptions used in these calculations are set forth on pages 151-157 of the Company’s annual report on Form 10-K filed with the SEC on March 1, 2011. For more information about these awards, please refer to footnote 1 of the Summary Compensation Table and the discussion beginning on page 43 of the CD&A, above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2010
The following table summarizes the number of securities underlying outstanding plan awards for each Named Executive as of December 31, 2010.

	Option Awards(1)					Stock Awards(2)
						Equity	Equity
						Incentive Plan	Incentive Plan
						Awards:	Awards:
						Number of	Market or
						Unearned	Payout Value of
			Number of			Shares, Units	Unearned
		Number of Securities	Securities			or Other	Shares, Units or
		Underlying	Underlying	Option	Option	Rights That	Other Rights
		Unexercised Options	Options (#)	Exercise	Expiration	Have Not	That Have Not
Name	Grant Date	(#) Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(3)
Paul J. Bonavia
	2/12/2009	19,980	39,960	26.11	2/12/2019
	2/12/2009					11,380	407,859
	2/11/2010					30,060	1,090,440
Kevin P. Larson
	1/2/2002	25,000		18.12	1/2/2012
	5/5/2006	19,910		30.55	5/5/2016
	3/20/2007	16,960		37.88	3/20/2017
	2/27/2008	23,926	11,964	26.18	2/27/2018
	2/12/2009	10,886	21,774	26.11	2/12/2019
	2/27/2008					8,715	312,345
	2/12/2009					7,764	278,262
	2/11/2010					10,920	396,128
Michael J. DeConcini
	1/2/2002	40,000		18.12	1/2/2012
	5/9/2003	8,137		17.84	5/9/2013
	5/5/2006	19,910		30.55	5/5/2016
	3/20/2007	16,960		37.88	3/20/2017
	2/27/2008	24,306	12,154	26.18	2/27/2018
	2/12/2009	11,060	22,120	26.11	2/12/2019
	2/27/2008					8,850	317,184
	2/12/2009					7,864	281,846
	2/11/2010					11,200	406,285

	Option Awards(1)					Stock Awards(2)
						Equity	Equity
						Incentive Plan	Incentive Plan
						Awards:	Awards:
						Number of	Market or
						Unearned	Payout Value of
			Number of			Shares, Units	Unearned
		Number of Securities	Securities			or Other	Shares, Units or
		Underlying	Underlying	Option	Option	Rights That	Other Rights
		Unexercised Options	Options (#)	Exercise	Expiration	Have Not	That Have Not
Name	Grant Date	(#) Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(3)
Raymond S. Heyman
	5/5/2006	19,910		30.55	5/5/2016
	3/20/2007	16,960		37.88	3/20/2017
	2/27/2008	23,926	11,964	26.18	2/27/2018
	2/12/2009	10,886	21,774	26.11	2/12/2019
	2/27/2008					8,715	312,345
	2/12/2009					7,963	285,394
	2/11/2010					10,920	396,128
Karen G. Kissinger
	5/5/2006	15,790		30.55	5/5/2016
	3/20/2007	13,400		37.88	3/20/2017
	2/27/2008	18,853	9,427	26.18	2/27/2018
	2/12/2009	8,570	17,140	26.11	2/12/2019
	2/27/2008					6,870	246,220
	2/12/2009					6,350	227,584
	2/11/2010					8,600	311,969

(1)
All options listed above were granted with an exercise price equal to 100% of the fair market value on the grant date, vest in one-third increments on each of the first, second and third anniversaries of the grant date, and expire after 10 years.

(2)	Performance shares vest, if at all, after three years based on the achievement of performance of the cumulative goals over the applicable three-year period.

(3)
The amounts shown reflect the projected value of the performance share awards as of December 31, 2010. The projections regarding achievement of the performance goals were the same projections used to determine the 2010 compensation expense related to the outstanding awards for financial reporting purposes, and were done in the manner required by FASB ASC Topic 718.

The amounts shown for the February 27, 2008 award reflect the actual performance for the performance period that ended December 31, 2010 and which will be paid out within 2 1/2 months following the end of the performance period.
OPTION EXERCISES AND STOCK VESTED
The following table includes certain information with respect to the options exercised by the Company’s Named Executives during the year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)(1)	($)(2)	(#)(3)	($)(3)
Michael J. DeConcini	50,000	566,159	3,075	93,849
Raymond S. Heyman	50,000	127,251	3,075	93,849
Karen G. Kissinger	8,152	116,513	2,430	74,163
Kevin P. Larson	34,783	612,564	3,075	93,849

(1)
Of shares exercised, the following numbers of shares were due to the options that otherwise would have expired during the year: Michael J. DeConcini 20,000, and Kevin P. Larson 17,000. Mr. Heyman retained 1,709 and Mr. Larson retained 900 of the shares acquired through the exercise of the options indicated above.

(2)
For options that are exercised in cashless transactions, UniSource Energy bases this value on the spread between the exercise price and the fair market value of the shares at the time of exercise, which for this purpose is the actual price at which the shares of common stock are sold in the market. For options that are exercised and retained by the Named Executive, the Company bases this value on the spread between the exercise price and the actual market price of UniSource Energy’s common stock at the time of exercise.

(3)	These shares represent the shares earned for the 2007 long-term incentive award that ended on December 31, 2009 and approved by the compensation committee on February 12, 2010.

PENSION BENEFITS
The following table shows the present value of accumulated benefits payable to each of the Named Executives, including the number of years of service credited to each such Named Executive, under each of the Retirement Plan and the Excess Benefit Plan determined using interest rate and mortality rate assumptions used in the Company’s financial statements as set forth on pages 142-151 of the Company’s annual report on Form 10-K. Information regarding the Retirement Plan and the Excess Benefit Plan can be found under the heading “Retirement and Other Benefits” on page 40.

		Number of Years	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
Paul J. Bonavia	Tucson Electric Power Salaried Employees Retirement Plan (1)	2.00	66,897	0
	Tucson Electric Power Excess Benefit Plan (2)	2.00	180,459	0
Kevin P. Larson	Tucson Electric Power Salaried Employees Retirement Plan (1)	25.83	580,574	0
	Tucson Electric Power Excess Benefit Plan (2)	25.83	551,420	0
Michael J. DeConcini	Tucson Electric Power Salaried Employees Retirement Plan (1)	22.08	345,702	0
	Tucson Electric Power Excess Benefit Plan (2)	22.08	428.090	0
Raymond S. Heyman	Tucson Electric Power Salaried Employees Retirement Plan (1)	5.33	131,992	0
	Tucson Electric Power Excess Benefit Plan (2)	5.33	504,468	0
Karen G. Kissinger	Tucson Electric Power Salaried Employees Retirement Plan (1)	20	555,169	0
	Tucson Electric Power Excess Benefit Plan (2)	20	449,497	0

(1)
The Retirement Plan is intended to meet the requirements of a qualified benefit plan for Code purposes, and is funded by the Company and made available to all eligible employees. The Retirement Plan provides an annual income upon retirement based on the following formula:

1.6% x years of service (up to 25 years) x final average pay

Final average pay is calculated as the average of basic monthly earnings on the first of the month following the employee’s birthday during the five consecutive plan years in which basic monthly earnings were the highest, within the last 15 plan years before retirement. Basic monthly earnings means the monthly base salary prior to any reduction for contributions to an IRC § 401(k) plan, but excluding overtime pay, bonuses or other compensation. Years of service are based on years and months of employment. A Retirement Plan participant is fully vested in his or her retirement benefit after five years of service. The maximum benefit available under the Retirement Plan is an annual income of 40% of final average pay (as defined above). Plan compensation for purposes of determining final average pay is limited by IRC compensation limits under Code Section 401(a)(17). For 2010, the limit was $245,000 in annual income. Employees are eligible to retire early with an unreduced pension benefit if (i) the combination of their age and years of service equals or exceeds 85 or (ii) they are age 62 and have completed 10 years of service. Employees are also eligible for early retirement with a reduced pension benefit at age 55 with at least 10 years of service. The reduction at age 55 with 10 years of service is 42.6% and continues to be reduced at a lesser amount up to age 62, where there is no reduction. All optional forms of the benefit are actuarially equivalent.

(2)
The Retirement Plan is subject to Code limitations on the amount of compensation that can be taken into account and on the amount of benefits that can be provided. The Excess Benefit Plan provides the retirement benefits to executive officers that would have been provided under the Retirement Plan if the Code limitations did not apply. The Excess Benefit Plan retirement benefit is calculated generally using the same pension formula as the Retirement Plan formula but with some modifications. Compensation for purposes of the Excess Benefit Plan is determined without regard to IRC limits on compensation and by including voluntary salary reductions to the DCP and any annual incentive payment received under the PEP. The retirement benefit payable from the Excess Benefit Plan is reduced by the benefit payable to that person from the Retirement Plan. Full vesting occurs after five years of service. Benefits are payable in a lump sum or annuity, at the participant’s election.

NON-QUALIFIED DEFERRED COMPENSATION
UniSource Energy sponsors the DCP for directors, executive officers and certain other employees of UniSource Energy. Under the DCP, employee participants are allowed to defer on a pre-tax basis up to 100% of base salary and cash bonuses, and non-employee director participants are allowed to defer up to 100% of their cash compensation. This DCP also allows the executive employee participants to receive the 401(k) Company match that cannot be contributed to the 401(k) Plan because of limitations imposed by the Code. The deferred amounts are valued daily as if invested in one or more of a number of investment funds, including UniSource Energy stock units, each of which may appreciate or depreciate in value over time. The choice of investment funds is determined by the individual participant.

		Registrant	Aggregate		Aggregate
	Executive	Contributions	Earnings in	Aggregate	Balance at
	Contributions	in Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
	in Last Fiscal	Year	Year	Distributions	Year End
Name	Year ($)(1)	($)(2)	($)(3)	($)	($)(4)
Paul J. Bonavia	0	5,475	1,222	0	6,697
Kevin P. Larson	0	3,979	8,404	0	57,003
Michael J. DeConcini	0	4,366	6,472	0	43,501
Raymond S. Heyman	0	3,979	489	0	15,804
Karen G. Kissinger	0	786	11,193	0	81,315

(1)	Represents contributions to the DCP by the Named Executives during the year. These amounts are included in the salary column of the “Summary Compensation Table” on page 43.

(2)	Represents Company contributions to the DCP in 2011 for the 2010 plan year. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 43.

(3)
Represents the total market based earnings (losses) for the year on all deferred compensation under the DCP based on the investment returns associated with the investment choices made by the Named Executive. Amounts in this column are not included in the “Summary Compensation Table.”

(4)
The aggregate balance includes compensation that was previously earned and reported in the Summary Compensation Table for 2008 and 2009 (if any) as follows: Mr. Bonavia — $5,475; Mr. Larson - $8,071, Mr. DeConcini — $8,529; Mr. Heyman — $8,702; and Ms. Kissinger — $1,838. Benefits under the plan will be distributed on the first to occur of the following events: separation from service, disability or death in the form of either a lump sum or installment payments. The following table shows the deemed investment options available and the annual rate of return for the calendar year ended December 31, 2010, under the DCP.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Fidelity Retirement Money Market	0.02%	Fidelity Spartan Us Equity Index	15.01%
Fidelity Intermediate Bond	7.58%	Fidelity Growth Company	20.75%
Janus Flexible Bond	7.60%	Fidelity Low Price Stock	20.87%
Fidelity Asset Manager	13.51%	Janus Worldwide	15.62%
Fidelity Equity-Income	15.31%	UniSource Energy Corporation Stock	16.65%
Fidelity Magellan	12.55%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
In order to ensure that the Company is able to retain its Named Executives, the Compensation Committee has determined that it is in the best interest of the Company and its shareholders to enter into change in control agreements with those Named Executives.
Mr. Bonavia has a three-year employment agreement with TEP (the “Bonavia Employment Agreement”) that provides for severance benefits in the event the executive officer is terminated from his employment without cause or resigns his employment for good reason (“Severance Benefits”), and only after executing a release of claims. Severance Benefits under the Bonavia Employment Agreement include (1) continuation of executive officer’s base salary for a period of 24 months from the effective date of the executive officer’s separation from service, to be paid in regular installments in accordance with the Company’s regular payroll practices; (2) continuation of any health, life, disability or other insurance benefits that the executive officer was receiving as of his last day of active employment for a period of 12 months following separation from service or until the day on which the executive officer becomes eligible to receive substantially similar benefits under any plan or program of any successor employer, whichever occurs first. The Bonavia Employment Agreement also contains change in control provisions.
Messrs. DeConcini, Larson and Heyman and Ms. Kissinger have change in control agreements with TEP (the “Change in Control Agreements”). Under the Bonavia Employment Agreement and the Change in Control Agreements, in the event that an executive officer’s employment is terminated by TEP (with the exception of termination due to the executive officer’s acceptance of another position or for cause), or if the executive officer terminates employment for good reason because of, and within two years following (i) the acquisition of beneficial ownership of 40% of the common stock of UniSource Energy, (ii) certain changes in the Board, (iii) the closing of certain mergers or consolidations or (iv) certain transfers of the assets of UniSource Energy, and appropriate final regulatory approval is received, or the transfer, merger or acquisition is closed (each, a “Change in Control”), then the executive officer is entitled to severance benefits in the form of: (i) a single lump sum payment in an amount equal to two (for Bonavia Employment Agreement), one and one-half (for Messrs. DeConcini, Larson and Heyman) or one (for Ms. Kissinger) times the greater of (a) the executive officer’s annualized base salary as of the date of the executive officer’s separation from service, or (b) the executive officer’s annualized base salary in effect immediately prior to any material diminution in the executive officer’s base salary following execution of the Change in Control Agreement or Bonavia Employment Agreement, as applicable; (ii) a single lump sum cash payment in an amount equal to two (for the Bonavia Employment Agreement), one and one-half (for Messrs. DeConcini, Larson and Heyman) or one (for Ms. Kissinger) times the average payment to which the executive officer was entitled pursuant to the short-term incentive compensation plan for the three calendar years immediately preceding the calendar year in which the executive officer’s separation from service occurs or, if that data is not available, the executive officer’s target payment under the short-term incentive compensation plan; (iii) a single lump sum cash payment in an amount equal to a prorated portion of the actual payment to which the executive officer would have been entitled under the short-term incentive compensation plan for the calendar year in which the executive officer’s separation from service occurs; and (iv) a single lump sum cash payment in the amount of the payment, if any, to which the executive officer is entitled under the short-term incentive compensation plan (based on the executive officer’s actual performance) for the year prior to the year in which the executive officer’s separation from service occurs, to the extent such payment has not already been paid to the executive officer.
Such executive officer would also be entitled to continue to participate in TEP’s health, life, disability or other insurance benefit plans for a period expiring on the earlier of (a) 24 months (for the Bonavia Employment Agreement), 18 months (for Messrs. DeConcini, Larson and Heyman), or 12 months (for Ms. Kissinger) following the executive officer’s separation from service, or in some cases for the respective period following the Change in Control event, or (b) the day on which the executive officer becomes eligible to receive any substantially similar benefits, on a benefit-by-benefit basis, under any plan or program of any successor employer. In the event the executive officer elected a high deductible health care plan pursuant to which TEP has agreed to make contributions to the executive officer’s health savings account, then TEP will pay to the executive officer a single lump sum cash payment in an amount equal to the contributions that TEP would have made to the executive officer’s health savings account during the respective benefit continuation period described above had the executive officer not incurred the separation from service.

The Bonavia Employment Agreement and each of the Change in Control Agreements provide that the executive officer shall be employed by UniSource Energy or one of its subsidiaries or affiliates, in a position comparable to the current position, with compensation and benefits at least equal to the then-current compensation and benefits, for an employment period of two years after a Change in Control (subject to earlier termination for cause or the executive officer’s termination for good reason).
The Bonavia Employment Agreement and each of the Change in Control Agreements also contain a number of material conditions or obligations applicable to the receipt of payments or benefits, which require the executive officer to (i) continue to abide by the terms and provisions of the Company’s policies that protect various forms of confidential information and intellectual property; (ii) refrain from consulting with, engaging in or acting as an advisor to another company about business that competes with the Company; (iii) refrain from soliciting business for or in connection with any competing business (a) from any individual or entity that obtained products or services from the Company at any time during the executive officer’s employment with the Company or (b) from any individual or entity that was solicited by the executive officer on behalf of the Company; and (iv) refrain from soliciting employees of the Company who would have the skills and knowledge necessary to enable or assist efforts by the executive officer to engage in a competing business. Item (i) referred to in this paragraph contains no durational limit, nor do the Bonavia Employment Agreement or Change in Control Agreements include any provision providing for waiver of a breach of item (i). Items (ii) through (iv) referred to in this paragraph are effective for a period of one year following the date of the executive officer’s termination. Breach of items (ii) through (iv) is waived if the Company materially defaults on any of its obligations under the Change in Control Agreements.
The Bonavia Employment Agreement and Change in Control Agreements were designed to be consistent with current best practices by (i) reducing the severance multiple from three times (prior CEO) to two times (current CEO), three times to one and one-half times (Senior Vice Presidents DeConcini, Heyman and Larson), and three times to one time (for Vice President Kissinger); (ii) reducing the protection period from 60 months to 24 months; and (iii) eliminating the excise tax gross-up.
All long-term incentive awards contain a “double trigger” vesting provision, which provides for accelerated vesting only if outstanding awards are not assumed by an acquirer or the Named Executive is terminated without cause within 24 months of a Change in Control. The double trigger, which is viewed as a corporate governance “best practice,” ensures that the Named Executives do not receive accelerated benefits unless they are adversely affected by the Change in Control.
In addition, the Company has a severance pay plan (the “Severance Plan”) for all of the Company’s non-union employees, including its Named Executives, which would provide for severance benefits in the event of a qualifying termination, which means a termination without cause. Cause for termination under the Severance Plan means (i) the willful failure of the employee to perform any of the employee’s duties for the employer which continues after the employer has given the participant written notice describing the failure and an opportunity to cure the failure, (ii) a material violation of Company policy, (iii) any act of fraud or dishonesty, (iv) willful failure to report to work for three days or to report to work on the agreed-upon date after a scheduled leave, or (v) willfully engaging in conduct that is demonstrably and materially injurious to the Company or any affiliate, monetarily or otherwise, including acts of fraud, misappropriation, violence or embezzlement for personal gain at the expense of the Company or any affiliate, conviction of (or plea of guilty or no contest or its equivalent to) a felony, or a misdemeanor involving immoral acts.

In the event of a qualifying termination, the Named Executive would be entitled to (i) a cash severance payment equal to a multiple of base salary (two times for CEO, one and one-half times for Messrs. DeConcini, Heyman and Larson, and one time for Ms. Kissinger); (ii) continued subsidy of the premiums for COBRA medical, dental and vision coverage at the same rate as that paid by the Company prior to the separation from service for a period of the lesser of (a) 12 months, or (b) the date when the Named Executive becomes eligible for comparable benefits offered by a subsequent employer; and (iii) a portion of the amount to which the Named Executive would have been entitled under the Company’s PEP or any successor plan, had the Named Executive not incurred a separation from service. Receipt of benefits under the Severance Plan is contingent upon execution of a release of claims against the Company and subject to compliance with restrictive covenants, including perpetual confidentiality and non-disparagement provisions, and non-compete and non-solicitation requirements effective for the applicable severance period (two years for CEO, one and one-half years for Messrs. DeConcini, Heyman and Larson, and one year for Ms. Kissinger). Duplication of benefits provided under the Severance Plan is not permitted, and benefits payable under the Severance Plan cease in the event the Named Executive becomes eligible for change in control severance benefits or if the Named Executive has an employment agreement that provides for severance benefits (such as the Bonavia Employment Agreement).
In the event a Named Executive becomes eligible to receive severance benefits under the Severance Plan and has elected a health care option pursuant to which the Company has agreed to make pre-tax contributions to the Named Executive’s Health Savings Account, then the Company will pay the Named Executive an amount equal to the contributions the Company would have made to the Named Executive’s health savings account during the twelve month period immediately following the Named Executive’s separation from service, plus a tax allowance in an amount equal to the federal, state and local taxes imposed on the Named Executive with respect to such contributions and with respect to the tax allowance.
Other than the agreements described above, UniSource Energy has not entered into any other severance agreements or employment agreements with any Named Executives.
The following table and summary set forth potential payments payable to the Named Executives upon termination of employment or a Change in Control. The table below reflects amounts payable to the Named Executives assuming their employment was terminated on December 31, 2010:

	If Retirement or	If “Change In Control”		If “Non-Change In
	Voluntary	and Qualifying	If Death or	Control”
	Termination	Termination Occurs ($)	Disability	Termination
Name	Occurs (1)	(2)	Occurs ($) (3)	Occurs($) (4)
Paul J. Bonavia	—	4,575,646	388,811	1,232,825
Kevin P. Larson	—	1,906,979	327,424	506,405
Michael J. DeConcini	—	1,831,999	332,635	534,917
Raymond S. Heyman	—	1,935,025	327,424	522,565
Karen G. Kissinger	—	1,280,166	257,827	276,945

(1)
In the event of retirement or voluntary termination, each of the Named Executives would be entitled to receive vested and accrued benefits payable from the Retirement Plan and the Excess Benefit Plan, but no form or amount of any such payment would be increased or otherwise enhanced nor would vesting be accelerated with respect to such plans. In addition, no accelerated vesting of options or performance shares would occur. Retirement Plan and Excess Benefit Plan information for the Named Executives is set forth in the “Pension Benefits Table” above.

(2)	The breakout of the above referenced elements for the Named Executives is as follows:

		Prorated	Stock	Performance	Medical
	Cash	Bonus	Options	Shares	Benefits	Total
Named Executive	($)	($)	($)	($)	($)	($)
Paul J. Bonavia	2,203,200	489,600	388,811	1,485,210	8,825	4,575,646
Kevin P. Larson	737,056	166,770	327,424	669,635	6,095	1,096,979
Michael J. DeConcini	623,359	171,083	332,635	683,254	21,668	1,831,999
Raymond S. Heyman	741,810	166,770	327,424	676,767	22,255	1,935,025
Karen G. Kissinger	367,115	105,019	257,827	535,808	14,937	1,280,166

Amounts shown in the column headed “Stock Options,” above, represent the value between the option exercise price and the fair market value of the underlying shares of Company stock on December 31, 2010. Amounts shown in the column headed “Performance Shares,” above, represent the fair market value of the underlying shares of Company stock on December 31, 2010.

(3)
Amounts in this column reflect the value (share price on 12/31/10 less the exercise price) of all unvested options that would accelerate upon the death or disability of the Named Executives. There is no acceleration of performance shares. In addition, in the event of death, the Named Executive’s survivor would be entitled to receive a survivor annuity from the Retirement Plan and Excess Benefit Plan. The amount payable to the survivor would be less than the amount that would otherwise have been payable to the Named Executive had the Named Executive survived and received retirement benefits under the Retirement Plan and Excess Benefit Plan. There would be no enhancements as to form, amount or vesting of such benefits in the event of a Named Executive’s death.

(4)
This column reflects the amounts payable in the event of an involuntary termination without cause or a resignation for good reason, as of December 31, 2010, under the terms of the Bonavia Employment Agreement, which is discussed in more detail above, and the severance pay plan. The breakout of the above-referenced payments for the Named Executives is as follows:

	Cash	Medical Benefits	Total
Named Executive	($)	($)	($)
Paul J. Bonavia	1,224,000	8,825	1,232,825
Kevin P. Larson	500,310	6,095	506,405
Michael J. DeConcini	513,249	21,668	534,917
Raymond S. Heyman	500,310	22,255	522,565
Karen G. Kissinger	262,548	14,397	276,945

DIRECTOR COMPENSATION
For 2010, the Company’s non-employee directors received the following compensation:
1.	Annual cash retainer of $50,000 paid in monthly installments.
2.
Additional annual cash retainer of $20,000 for the Lead Director, $10,000 for the Audit Chair, $7,500 for each of the Compensation and Corporate Governance Chairs, and $5,000 for all other committee chairs, all of which are paid in quarterly installments.

3.	Board and committee meeting fees of $1,000 per meeting.
4.	Annual award of $45,000 in restricted stock units from the 2006 Omnibus Plan:
•
Directors serving on the date of the Annual Shareholders’ meeting receive a grant on the date of that meeting. Any person who first becomes a director after the Annual Shareholders’ meeting receives a grant on a date approved by the Compensation Committee. All restricted stock unit grants to directors vest at the earlier of the next annual meeting following grant date or the first anniversary of grant.

•	The actual number of restricted stock units granted is calculated by dividing $45,000 by the closing price of UniSource Energy’s common stock on the date of grant.
•
Vested stock units must be deferred and are distributed in January of the year following the year during which a director ceases to serve as a member of UniSource Energy’s Board. Deferred stock units accrue dividend equivalents during the deferral period. Deferred stock units will be distributed in shares of Company stock. The current numbers of shares in each Director’s deferred stock account are reflected in the Security Ownership of Management table on page 6.

The CEO, who serves as Chairman of the Board, does not receive any additional compensation for serving as a director. Directors may elect to defer cash fees and retainers under the DCP, which is described on page 50.
In 2007, UniSource Energy adopted formal stock ownership guidelines for non-employee directors. Non-employee directors are expected to accumulate Company shares with a value equal to 500% of the annual equity grant. As of December 31, 2010, all non-employee directors have achieved their target ownership level, other than those non-employee directors elected after this policy was adopted who are making progress toward meeting the guideline. Shares owned outright, including shares held in street name accounts, jointly with spouse, or in trust for the non-employee director’s benefit, and deferred stock units count towards meeting the guideline.

The following table summarizes the compensation earned by non-employee directors of the Company for the year ended December 31, 2010.

	Fees Earned
	or Paid in	Stock	All Other
	Cash	Awards	Compensation	Total
Name (1)	($)(2)	($) (3)(4)(5)	($) (6)	($)
Lawrence J. Aldrich	73,000	45,000	1,000	119,000
Barbara M. Baumann	87,166	45,000	1,000	133,166
Larry W. Bickle	76,000	45,000	0	121,000
Harold W. Burlingame	79,000	45,000	0	124,000
Robert A. Elliott	92,666	45,000	1,000	138,666
Daniel W. L. Fessler	85,500	45,000	0	130,500
Louise L. Francesconi	83,333	45,000	1,000	129,333
Warren Y. Jobe	81,000	45,000	1,000	127,000
Ramiro G. Peru	86,000	45,000	1,000	132,000
Gregory A. Pivirotto	81,000	45,000	1,000	127,000
Joaquin Ruiz	79,000	45,000	0	124,000

(1)
Mr. Bonavia is not included in this table, as he is an employee of the Company and thus receives no additional compensation for his service as a director. The compensation received by Mr. Bonavia as an employee of the Company is shown in the “Summary Compensation Table.”

(2)	Lawrence J. Aldrich, Barbara M. Baumann and Harold W. Burlingame deferred 100% of fees earned in 2010 into the DCP.

(3)	Each non-employee director received an annual restricted stock unit award valued at $45,000 in 2010.

(4)	As of December 31, 2010, all outside directors held 1,420 unvested share units.

(5)	As of December 31, 2010, all stock options are vested and are reported, along with vested deferred stock units, in the Security Ownership of Management table on pages 6 and 7.

(6)
The amounts contained in the “All Other Compensation” column represent charitable contributions paid pursuant to the Company’s Director Matching Gift Program, under which the Company matches Directors’ personal financial support to non-profit, tax-exempt organizations up to $1,000 per director per calendar year. Recipient organizations must be located in the State of Arizona, operate on a not-for-profit basis and be certified for tax-exempt status under IRC section 501(c)(3). In order to be matched by Company funds, director gifts must be personal contributions of at least $100 from the director’s own assets and must have been paid, by check or credit card, not merely pledged. The Company’s matching donation is made payable to the recipient tax-exempt organization.

CORPORATE GOVERNANCE
Board Meetings
In 2010, the Board held a total of seven regular meetings. Each director attended at least 90% of the aggregate total number of Board meetings and meetings of committees of which they are a member. Additionally, the non-management Directors met at regularly scheduled executive sessions without management present. Mr. Carter, a non-management director, presided over and was the Lead Director at these executive sessions from January through May and Mr. Robert Elliott, a non-management director, presided over and was the Lead Director at these executive sessions from June through December.
The Company does not have a formal policy with respect to attendance of Board members at annual meetings of shareholders, but encourages such attendance. All of the Board members holding office at the time attended the 2010 Annual Meeting.
Change in Board Policy
The Board voted in 2010 to change its mandatory director retirement age from 70 to 72 in order to maintain continuity and take advantage of the experience of the current directors.
Board Communication
Shareholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may contact the Lead Director by mail, addressed to UniSource Energy Lead Director, c/o Corporate Secretary, UniSource Energy Corporation, One South Church Avenue, Suite 1820, Tucson, Arizona 85701. The communications will be kept confidential and forwarded to the Lead Director. Communications received by the Lead Director will be forwarded to the appropriate director(s) or to an individual non-management director.
Shareholders or other interested parties wishing to communicate with the Board regarding non-financial matters may contact the Chairperson of the Corporate Governance and Nominating Committee either by mail, addressed to Chairperson, Corporate Governance and Nominating Committee, UniSource Energy Corporation, P.O. Box 1110, Fort Bragg, California 95437, or by e-mail at unscorpgov@earthlink.net. Shareholders or other interested parties wishing to communicate with the Board regarding financial matters may contact the Chairperson of the Audit Committee either by mail, addressed to Chairperson, Audit Committee, UniSource Energy Corporation, P.O. Box 36763, Tucson, Arizona 85740, or by e-mail at unscorpaudit@earthlink.net.
Communications that are unrelated to a director’s duties and responsibilities as a Board member may be excluded from consideration, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials such as resumes, surveys and material that is determined to be illegal or otherwise inappropriate.
DIRECTOR INDEPENDENCE STANDARDS
The Board has adopted Director Independence Standards to comply with NYSE rules for determining independence, among other things, in order to determine eligibility to serve on the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The Director Independence Standards, amended as of December 2009, are available on UniSource Energy’s website at www.UNS.com and are available in print to any shareholder who requests it.
No director may be deemed independent unless the Board affirmatively determines, after due deliberation, that the director has no material relationship with the Company either directly or as a partner, shareholder or executive officer of an organization that has a relationship with the Company. In each case, the Board broadly considers all the relevant facts and circumstances from the standpoint of the director as well as from that of persons or organizations with which the director has an affiliation and applies these standards.

Annually, the Board determines whether each director meets the criteria of independence. Based upon the foregoing criteria, the Board has deemed each director to be independent, with the exception of Mr. Bonavia. For each other director who is deemed independent, there were no other significant transactions, relationships or arrangements that were considered by the Board in determining that the director is independent. See “Transactions with Related Persons” on page 61.
Each member of UniSource Energy’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee is independent based upon independence criteria established by the Company’s Board, which criteria are in compliance with applicable NYSE listing standards.
Board Committees
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee operates under the provisions of a committee charter. The Corporate Governance and Nominating Committee reviews and recommends corporate governance principles, interviews potential directors and is responsible for recommending to the Board director candidates for nomination and election. The Corporate Governance and Nominating Committee also reviews and recommends membership for all the committees to the Board and reviews applicable rules and regulations relating to the duties and responsibilities of the Board. The Corporate Governance and Nominating Committee held five meetings in 2010 and was in compliance with its written charter.
In making its recommendations for director candidates to the Board, the Corporate Governance and Nominating Committee considers, among other things, the qualifications of individual director candidates in light of the criteria set forth in the Company’s Corporate Governance Guidelines (discussed below) and any other criteria the Corporate Governance and Nominating Committee deems appropriate, with the objective of having a Board with diverse backgrounds and experience.
The Corporate Governance and Nominating Committee has not adopted specific minimum qualifications with respect to a committee-recommended Board nominee, but desirable qualifications are set forth in the Company’s Corporate Governance Guidelines. Those qualifications include prior community, professional or business experience that demonstrates leadership capabilities, the ability to review and analyze complex business issues, the ability to effectively represent the interests of UniSource Energy’s shareholders while keeping in perspective the interests of the Company’s customers, the ability to devote the time and interest required to attend and fully prepare for all regular and special Board meetings, the ability to communicate and work effectively with the other Board members and personnel and the ability to fully adhere to any applicable laws, rules or regulations relating to the performance of a director’s duties and responsibilities. The Corporate Governance Guidelines provide that the Company will pursue and consider nominees from a variety of backgrounds, including those who possess previous senior management, board experience with a public utility, or demonstrated leadership in their area of expertise, and who reflect the Company’s commitment to diversity.
The Corporate Governance and Nominating Committee will assess the effectiveness of these Guidelines annually in connection with the nomination of directors for election at the annual meeting of stockholders. The composition of the current Board reflects diversity in business and professional experience, skills, ethnicity and gender.
While no formal policy exists, the Corporate Governance and Nominating Committee considers recommendations for Board nominees received from shareholders. The deadline for consideration of recommendations for next year’s annual meeting of the shareholders is November 22, 2011. Recommendations must be in writing and include detailed biographical material indicating the candidate’s qualifications and a written statement from the candidate of his or her willingness and availability to serve. Recommendations should be directed to the Corporate Secretary, UniSource Energy Corporation, One South Church Avenue, Suite 1820, Tucson, Arizona 85701. The Board will consider nominees on a case-by-case basis and does not believe a formal policy is warranted at this time due to a manageable volume of nominations.

Compensation Committee
The Compensation Committee operates under the provisions of a committee charter, which was amended most recently in February 2010. The Compensation Committee Charter can be revised by action taken by the Compensation Committee. Under the terms of its charter, the Compensation Committee is required to consist of not fewer than three members of the Board who meet the independence requirements of the NYSE. In 2010, the Compensation Committee had eight members who met those independence requirements.
In 2010, the Compensation Committee held five meetings, most of which were followed by an executive session in which management did not participate. The Compensation Committee Chair sets the agenda for each meeting and in advance of each meeting reviews the agenda with management. The annual schedule of meetings is approved by the Board during the second quarter for the following year. In connection with Compensation Committee meetings, each Compensation Committee member receives a briefing book prior to each meeting that details each topic to be considered. The Compensation Committee Chair reports to the Board on Compensation Committee decisions and key actions following each meeting. The Compensation Committee members also complete a written assessment of the Compensation Committee’s performance, with the last such assessment completed in April 2010.
The Board has delegated authority to the Compensation Committee to set CEO compensation levels and to review and approve compensation for all of the Company’s executive officers, including any equity compensation awarded under the 2006 Omnibus Plan. Under the terms of its charter, the Compensation Committee may delegate certain actions to management of the Company in connection with executive compensation. Day-to-day administration of director and executive compensation matters has been delegated to certain Company management personnel, with oversight provided by the Compensation Committee.
Compensation Consultant
The Compensation Committee has retained the services of Frederic W. Cook and Co., Inc. (“Cook”), a nationally recognized compensation consulting firm that serves as an independent advisor in matters related to executive compensation and non-employee director compensation. Representatives from Cook are available to Compensation Committee members on an ongoing basis. As requested, representatives from Cook attend Compensation Committee meetings, meet with the Compensation Committee in executive session without the presence of management, and communicates with the chair of the Compensation Committee with regard to emerging issues. The Compensation Committee has sole discretion over the terms and conditions of the retention of consultants it retains. Cook maintains no other economic relations with the Company and does not provide any services to the Company other than those provided directly to the Compensation Committee.
The Compensation Committee Chair customarily provides assignments to Cook. In its role as executive compensation consultant to the Compensation Committee, Cook provides advice relating to Peer Group selection, the benchmarking of individual compensation levels, pay and performance comparisons, the design of incentive plans and other compensation arrangements in which Company management participates, preparation of tally sheets and wealth accumulation analyses, and preparation of public filings related to executive compensation, including the Compensation Discussion and Analysis. Cook also conducted a comprehensive review of the Company’s overall compensation program in relation to compensation practices that could encourage employees to take risks that could have a material adverse impact on the Company.
Role of Executives in Establishing Compensation
Certain executive officers, including the CEO, the CFO and the General Counsel to the Company, routinely attend regular sessions of Compensation Committee meetings. The CEO makes recommendations to the Compensation Committee with respect to changes in compensation for senior executive officer positions (other than the CEO) and payouts under the annual incentive plan. The CEO also makes suggestions to the Compensation Committee regarding the design of incentive plans and other programs in which senior management participates.
The CFO provides information regarding short-term and long-term compensation targets, as well as updates on the progress of short- and long-term objectives. Additional Company personnel with expertise in and responsibility for compensation and benefits provide information regarding executive officer and director compensation, including cash compensation, equity awards, pensions, deferred compensation and other related information.

Audit Committee
The Audit Committee operates under the provisions of a committee charter. The Audit Committee reviews current and projected financial results of operations, selects a firm of independent registered public accountants to audit the Company’s financial statements annually, reviews and discusses the scope of such audit, receives and reviews the audit reports and recommendations, transmits its recommendations to the Board, reviews the Company’s accounting and internal control procedures with the Company’s internal audit department from time to time, makes recommendations to the Board for any changes deemed necessary in such procedures and performs such other functions as delegated by the Board. The Audit Committee held eight meetings in 2010 and was in compliance with its written charter, as amended in early 2010.
Upon the recommendation of the Audit Committee, the Board adopted a Code of Ethics for UniSource Energy’s directors, executive officers and employees.
Finance Committee
The Finance Committee reviews and recommends to the Board long-range financial policies, objectives and actions required to achieve those objectives. Specifically, the Finance Committee reviews capital and operating budgets, current and projected financial results of operations, short- and long-term financing plans, dividend policy, risk management activities and major commercial banking, investment banking, financial consulting and other financial relations of UniSource Energy. The Finance Committee held eight meetings in 2010 and was in compliance with its written charter.
Environmental, Safety and Security (“ESS”) Committee
The ESS Committee reviews the Company’s structure and operations to assess whether significant operating risks in the areas of environmental, safety and security have been identified and appropriate mitigation plans have been implemented. The ESS Committee also reviews the processes in place that are designed to ensure compliance with all environmental, safety and security related legal and regulatory requirements, as well as reviews with management the impact of proposed or enacted laws or regulations related to environmental, safety and security issues. UniSource Energy’s ESS Committee held five meetings in 2010 and was in compliance with its written charter.
Board Leadership Structure and Risk Oversight
At the current time, the Board believes it is in the best interest of the Company for the President and CEO to serve as the Chairman of the Board. The Board believes this arrangement provides an efficient leadership structure and an effective means for communication between management and the Board. Combining the chairman and chief executive officer roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. The Board elects a Lead Director to handle those duties that a non-independent Chairman may not be able to carry out. However, no single leadership model is right for all companies and at all times. The Board recognizes that depending on the circumstances, other leadership models, such as a separate independent Chairman of the Board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including economic risks, environmental and regulatory risks, and others, such as the impact of weather conditions. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The Board believes that full and open communication between management and the Board are essential for effective risk management and oversight. The Lead Director meets regularly with the President and CEO and other senior officers to discuss strategy and risks facing the Company. Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management-related and any other matters. At each Board meeting, the Board receives presentations from senior management on strategic matters involving the Company’s operations. The Board holds strategic planning sessions with senior management to discuss strategies, key challenges, risks, and opportunities for the Company.

While the Board is ultimately responsible for risk oversight at the Company, the Board committees assist the Board in fulfilling its oversight responsibilities in certain specific areas. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with New York Stock Exchange requirements, discusses policies with respect to risk assessment and risk management. Risk assessment reports are regularly provided by management to the Audit Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from the Company’s compensation policies and programs. The Corporate Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for directors and executive officers, and corporate governance. The Finance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with derivatives policies and securities issuances. The ESS Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of operating risks in the areas of environmental, safety and security.
Compensation Committee Interlocks and Insider Participation
All members of the Compensation Committee during fiscal year 2010 were independent directors, and no member was an employee or former employee of the Company. No Compensation Committee member had any relationship requiring disclosure under “Transactions with Related Persons” on page 61. During fiscal year 2010, none of the Company’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer(s) served on UniSource Energy’s Compensation Committee, any other Board committee, or the Board of Directors as a whole.
Copies of Charters, Guidelines and Code of Ethics
A copy of the current Audit, Compensation, Finance and Corporate Governance and Nominating Committee Charters, as well as the Company’s Corporate Governance Guidelines and Code of Ethics, which applies to the Board and all officers and employees of UniSource Energy and its subsidiaries, together with any amendments or any waivers, are available on UniSource Energy’s Web site at www.UNS.com or may be obtained by shareholders, without charge, upon written request to Library and Resource Center, UniSource Energy Corporation, 3950 East Irvington Road, Mail Stop RC114, Tucson, Arizona 85714.
TRANSACTIONS WITH RELATED PERSONS
Related Person Transactions Policy
The Board has adopted a written Related Person Transaction Policy (“Related Person Policy”) on the review of related person transactions (which is available on UniSource Energy’s website at www.UNS.com) that specifies that certain transactions involving directors, nominees, executive officers, significant shareholders and certain other related persons in which the Company is or will be a participant and are of the type required to be reported as a related person transaction under Item 404 of Regulation S-K shall be reviewed by the Audit Committee for the purpose of determining whether such transactions are in the best interest of the Company. The Related Person Policy also establishes a requirement for directors, nominees and executive officers to report transactions involving a related party that exceeds $120,000 in value. The Company is not aware of any transactions entered into since the beginning of last year that did not follow the procedures outlined in the Related Person Policy.

AUDIT COMMITTEE REPORT
The Audit Committee
The Audit Committee is made up of seven financially literate directors who are independent based upon independence criteria established by UniSource Energy’s Board, which criteria are in compliance with applicable NYSE listing standards. UniSource Energy’s Board has determined that while each member of the Audit Committee has accounting and/or related financial management expertise, Ms. Francesconi is the Audit Committee financial expert for the purposes of Item 407(d)(5) of SEC Regulation S-K. In addition to Ms. Francesconi, there are five other financial experts on the Audit Committee. Each financial expert is independent as that term is defined by the applicable NYSE listing standards. The Board previously adopted a written charter for the Audit Committee. The Audit Committee has complied with its charter, including the requirement to meet periodically with PwC, the Company’s Independent Registered Public Accounting Firm, internal audit department and management to discuss the auditor’s findings and other financial and accounting matters.
In connection with UniSource Energy’s December 31, 2010 financial statements, the Audit Committee has: (i) reviewed and discussed the audited financial statements with management, (ii) discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Sec. 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, (iii) received from PwC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Registered Public Accounting Firm’s communications with the Audit Committee concerning independence, and (iv) discussed with PwC its independence.
Based on the review and discussions referred to in items (i) through (iv) of the above paragraph, the Audit Committee recommended to the Board that the audited financial statements for 2010 be included in the annual report on Form 10-K for filing with the SEC.
Pre-Approved Policies and Procedures
Rules adopted by the SEC in order to implement requirements of the Sarbanes-Oxley Act of 2002 require public company audit committees to pre-approve audit and non-audit services. UniSource Energy’s Audit Committee has adopted a policy pursuant to which audit, audit-related, tax and other services are pre-approved by category of service. Recognizing that situations may arise where it is in the Company’s best interest for the auditor to perform services in addition to the annual audit of the Company’s financial statements, the policy sets forth guidelines and procedures with respect to approval of the four categories of service designed to achieve the continued independence of the auditor when it is retained to perform such services for UniSource Energy. The policy requires the Audit Committee to be informed of each service and does not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate to the Chairman of the Audit Committee the authority to grant pre-approvals of audit and non-audit services requiring Audit Committee approval where the Audit Committee Chairman believes it is desirable to pre-approve such services prior to the next regularly scheduled Audit Committee meeting. The decisions of the Audit Committee Chairman to pre-approve any such services from one regularly scheduled Audit Committee meeting to the next shall be reported to the Audit Committee.

Fees
The following table details fees paid to PwC for professional services during 2009 and 2010. The Audit Committee has considered whether the provision of services to UniSource Energy by PwC, beyond those rendered in connection with their audit and review of the Company’s financial statements, is compatible with maintaining their independence as auditor.

	2009	2010
Audit Fees	$1,759,663	$1,829,457
Audit-Related Fees	$101,647	$69,505
Tax Fees	$70,203	$0
All Other Fees	$4,500	$4,500

Total	$1,936,013	$1,903,462
Audit fees include fees for the audit of UniSource Energy’s consolidated financial statements included in the Company’s Annual Report on Form 10-K and review of financial statements included in the Company’s Quarterly Reports on Form 10-Q. Audit fees also include services provided by PwC in connection with the audit of the effectiveness of internal control over financial reporting and on management’s assessment of the effectiveness of internal control over financial reporting, comfort letters, consents and other services related to SEC matters and financing transactions, statutory and regulatory audits.
Audit-related fees during 2010 and 2009 principally include fees for employee benefit plan audits, and accounting consultations to the extent necessary for PwC to fulfill their responsibilities under generally accepted auditing standards.
No tax fees were reported for 2010. Tax fees reported for 2009 include $45,105 for tax compliance services and $25,098 for tax advice.
All Other Fees consist of fees for all other services other than those reported above, principally including subscription fees for research tools.
All services performed by PwC are approved in advance by the Audit Committee in accordance with the Audit Committee’s pre-approval policy for services provided by the Independent Registered Public Accounting Firm.

Respectfully submitted,

THE AUDIT COMMITTEE

Louise L. Francesconi, Chair
Barbara M. Baumann
Robert A. Elliott
Daniel W. L. Fessler
Warren Y. Jobe
Ramiro G. Peru
Gregory A. Pivirotto

SUBMISSION OF SHAREHOLDER PROPOSALS
General
Rule 14a-4 of the SEC’s proxy rules allows UniSource Energy to use discretionary voting authority to vote on a matter coming before an annual meeting of its shareholders, which was not included in UniSource Energy’s Proxy Statement (if the Company does not have notice of the matter at least 45 days before the date on which the Company first mailed proxy materials for the prior year’s annual meeting of the shareholders). In addition, UniSource Energy may also use discretionary voting authority if it receives timely notice of such matter (as described in the preceding sentence) and if, in the Proxy Statement, the Company describes the nature of such matter and how it intends to exercise the Company’s discretion to vote on it. Accordingly, for UniSource Energy’s 2012 annual meeting of shareholders, any such notice must be submitted to the Corporate Secretary of UniSource Energy, One South Church Avenue, Suite 1820, Tucson, Arizona, 85701, on or before February 5, 2012.
UniSource Energy must receive your shareholder proposals by November 22, 2011.
This requirement is separate and apart from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in UniSource Energy’s Proxy Statement. Shareholder proposals intended to be presented at the Company’s 2011 annual meeting of the shareholders must be received by UniSource Energy no later than November 22, 2011, in order to be eligible for inclusion in UniSource Energy’s Proxy Statement and the form of proxy relating to that meeting. Direct any proposals, as well as related questions, to the undersigned.
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
If you and one or more shareholders of Company stock share the same address, it is possible that only one Notice of Internet Availability of Proxy Materials was delivered to your address. This is known as “householding.” Any registered shareholder who wishes to receive separate copies of the Notice of Internet Availability of Proxy Materials at the same address now or in the future may call or write the Company’s Stock Transfer Agent, BNY/Mellon, toll free at 1-888-313-0164/or BNY Shareowner Services, 480 Washington Blvd — 29th Floor, Jersey City, NJ, 07310. Separate copies of the Notice of Internet Availability of Proxy Materials will be promptly delivered upon receipt of such request.
Shareholders who own Company stock through a broker and who wish to receive separate copies of the Notice of Internet Availability of Proxy Materials should contact their broker.
Any registered shareholder who wishes to receive a single copy of the Notice of Internet Availability of Proxy Materials at the same address now or in the future may call the Company’s Stock Transfer Agent, BNY/Mellon, toll free at 1-888-313-0164.

OTHER BUSINESS
The Board knows of no other matters for consideration at the Meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.
Copies of UniSource Energy’s annual report on Form 10-K may be obtained by shareholders, without charge, upon written request to the Library and Resource Center, UniSource Energy Corporation, 3950 East Irvington Road, Mail Stop RC114, Tucson, Arizona 85714. You may also obtain UniSource Energy’s SEC filings through the Internet at www.sec.gov or www.UNS.com.

By order of the Board of Directors,

Linda H. Kennedy
Corporate Secretary
PLEASE VOTE — YOUR VOTE IS IMPORTANT

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Central time on Thursday, May 5, 2011.

INTERNET
http://www.proxyvoting.com/uns
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

95791	Fulfillment 95803
▼ FOLD AND DETACH HERE ▼

The Board of Directors Recommends a vote “FOR” proposals 1 – 4 below:	Please mark your votes as indicated in this example	☒

1.	ELECTION OF DIRECTORS
				FOR	WITHHOLD	*EXCEPTIONS
Nominees:				ALL	FOR ALL				FOR	AGAINST	ABSTAIN
1. 2. 3. 4. 5. 6.	Paul J. Bonavia Lawrence J. Aldrich Barbara M. Baumann Larry W. Bickle Harold W. Burlingame Robert A. Elliott	7. 8. 9. 10. 11. 12.	Daniel W.L. Fessler Louise L. Francesconi Warren Y. Jobe Ramiro G. Peru Gregory A. Pivirotto Joaquin Ruiz	☐	☐	☐	2.	Ratification of selection of Independent Auditor, PricewaterhouseCoopers, LLP, for the fiscal year 2011.	☐	☐	☐
							3.	Approval of the UniSource Energy Corporation 2011 Omnibus Stock and Incentive Plan.	☐	☐	☐
							4.	Advisory (non-binding) vote on executive compensation.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)							The Board of Directors recommends that you vote for the option of “1 YEAR” as the preferred frequency for advisory votes on executive compensation.

*Exceptions								1 year	2 years	3 years	Abstain

							5.	Advisory (non-binding) vote on the frequency of holding an advisory vote on executive compensation. ☐	☐	☐	☐

									Mark Here for Address Change or Comments SEE REVERSE		☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your
UniSource Energy account online.
Access your UniSource Energy account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for UniSource Energy, now makes it easy and convenient to get current information on your shareholder account.
•	View account status
•	View certificate history
•	View book-entry information
•	View payment history for dividends
•	Make address changes
•	Obtain a duplicate 1099 tax form
Visit us on the web at
http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

U of A Tech Park Building 9052 9070 South Rita Road Tucson, AZ 85747
DEAR SHAREHOLDERS:
If you previously elected to view the UniSource Energy Corporation Proxy Statements and Annual Reports over the Internet instead of receiving copies in the mail, you can now access the Proxy Statement for the 2011 Annual Shareholders’ Meeting and the 2010 Annual Report on Form 10-K on the Internet through the following address: http://www.proxyvoting.com/uns. You can vote your shares by telephone, the Internet, mail or in person at the Annual Shareholders’ Meeting. See the Proxy Statement and the enclosed proxy card for further information about voting procedures.
If you would like a paper copy of the Proxy Statement and Annual Report on Form 10-K, UniSource Energy will provide a copy to you upon request. To obtain a copy of these documents, please call 1-888-313-0164.
▼ FOLD AND DETACH HERE ▼
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR THE
ANNUAL SHAREHOLDERS’ MEETING TO BE HELD FRIDAY, MAY 6, 2011 AT 10:00 A.M. MST.
P R O X Y
The undersigned hereby appoints Paul J. Bonavia and Kevin P. Larson, and each of them, with the power of substitution, to represent and to vote on behalf of the undersigned all shares of Common Stock which the undersigned is entitled to vote at the Annual Shareholders’ Meeting scheduled to be held at U of A Tech Park, Tucson, Arizona, on Friday, May 6, 2011, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present and in their discretion, upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1 – 4 and for the option of “1 YEAR” as the preferred frequency for advisory votes on executive compensation.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

Fulfillment
(Continued and to be marked, dated and signed, on the other side)	95791	95803